As filed with the Securities and Exchange Commission on September 8, 2004
                Securities Act File No. 333-65208; Exchange Act File No. 0-27321

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         Post Effective Amendment No. 2

                                   FORM SB-2/A
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          VISTA EXPLORATION CORPORATION
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

          Colorado                           1311                   84-1493152
 ------------------------------   --------------------------       -----------
(State or other jurisdiction of  (Primary Standard Industrial     (IRS Employer
 incorporation or organization)   Classification Code Number)      ID Number)


                          11011 King Street, Suite 260
                             Overland Park, KS 66210
                                 (913) 338-5550
           -----------------------------------------------------------
          (Address and telephone number of principal executive offices and principal place of business)

                                  David C. Owen
                          11011 King Street, Suite 260
                             Overland Park, KS 66210
                                 (913) 338-5550
             -------------------------------------------------------
            (Name, address and telephone number of agent for service)

                          Copies of Communications to:
                             Roger V. Davidson, Esq.
                    Ballard, Spahr, Andrews & Ingersoll, LLP
              1225 17th Street, Suite 2300, Denver, Colorado 80202
                                 (303) 292-2400

Approximate date of commencement of proposed sale to public: as soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

-------------------------- ----------------------- ----------------------- ------------------------ ------------------

                                                      Proposed Maximum        Proposed Maximum          Amount of
Title of Securities to          Amount to be         Offering Price per      Aggregate Offering       Registration
Be Registered                  Registered(1)              Share(2)                  Price               Fee(3)(4)
-------------------------- ----------------------- ----------------------- ------------------------ ------------------
No Par Value                      790,000                  $1.00                  $790,000               $197.50
Common Stock
-------------------------- ----------------------- ----------------------- ------------------------ ------------------

(1) This registration statement covers an additional indeterminate number of shares of the Registrant's common stock which may be issued in accordance with Rule 416.

(2)  For purpose of computing the registration fee in accordance with Rule
     457(c), the price shown is based upon the price of $1.00 per share, which is the price at which the selling shareholders will sell their shares until the Registrant's shares are quoted on the OTC Bulletin Board. The
     Registrant's common stock is not currently listed or quoted on any quotation medium.

(3) Calculated under Section 6(b) of the Securities Act as $.000250 of the aggregate offering price.

(4)  $90 was previously paid upon the initial filing of this Registration
     Statement, calculated using 1,440,000 shares registered and an estimated offering price of $0.25 per share. An additional $107.50 was deposited with this filing.


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration
Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                                       2

The information in this prospectus is not complete and may be changed. We have filed a resistration statement with the Securities and Exchange Commission relating to this offering. Neither we nor selling security holders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 Subject to Completion - Dated September 8, 2004
        ----------------------------------------------------------------

                                   PROSPECTUS

                          VISTA EXPLORATION CORPORATION

                         790,000 Shares of Common Stock

     We are registering 790,000 shares of our common stock, all of which are being offered by the selling shareholders listed under the heading "Selling Security Holders." We will not receive any of the proceeds from the sales of the shares of common stock by the selling shareholders. The selling shareholders will sell at prevailing market prices on the OTC Bulletin Board or privately negotiated prices.

     There are certain risks involved with the ownership of our common stock, including risks related to our new business and the market for our common stock. (See "Risk Factors" beginning on page 2.)

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

     The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.






                  The date of this prospectus is _______, 2004

                                Table of Contents

                                                                            Page

PROSPECTUS SUMMARY.............................................................1

RISK FACTORS...................................................................3

USE OF PROCEEDS................................................................8

ABOUT US AND OUR CURRENT PLAN OF OPERATION....................................10

MANAGEMENT....................................................................23

EXECUTIVE COMPENSATION........................................................25

SECURITY OWNERSHIP OF CERTAIN OWNERS AND MANAGEMENT...........................26

CERTAIN TRANSACTIONS..........................................................27

PLAN OF DISTRIBUTION..........................................................28

SELLING SECURITY HOLDERS......................................................30

DESCRIPTION OF OUR STOCK......................................................33

SHARES ELIGIBLE FOR FUTURE SALE...............................................35

MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS.......................35

LEGAL MATTERS.................................................................36

EXPERTS.......................................................................36

SECURITIES AND EXCHANGE COMMISSION POSITION ON CERTAIN
     INDEMNIFICATION..........................................................36

WHERE YOU CAN FIND MORE INFORMATION...........................................36

                               PROSPECTUS SUMMARY

     This is only a summary and does not contain all the information that may be important to you. You should read the more detailed information contained in this prospectus, including but not limited to, the risk factors beginning on page 3.

About Us

     We were formed as a development stage (blank check) company on April 9, 1998 with the purpose of acquiring or merging with a privately owned company. In March 2001 we began preparation to engage in the oil and gas business. The company leased oil and gas properties in Southeast Kansas to drill for coal bed methane gas, but as a result of our inability to fund oil and gas operations, management determined effective March 31, 2003 to revise our plan of operations back to the original plan of seeking a merger with, or an acquisition of, an operating business desiring to become a public company. In December 2003, our management identified ICOP Digital, Inc. as a potential acquisition candidate and on January 13, 2004, we concluded the acquisition of ICOP Digital, Inc., a Nevada corporation, which merged with and into a transitory wholly-owned subsidiary of the Company, thereby becoming a wholly-owned subsidiary of ours. As a result of the merger, our principal business became that of ICOP, whereby we are now principally engaged in the business of designing, developing and marketing an innovative in car digital video recorder system for use in the law and enforcement industry (with applications to rail, bus and airlines) and in the sale of other equipment used by the law enforcement industry.

     Immediately prior to the merger, there were 790,000 shares of our common stock outstanding. 14,677,000 shares of our no par value common stock were issued to acquire all of the issued and outstanding shares of ICOP on a one share for one share basis resulting in the total shares outstanding at closing being 15,467,000 shares. Our principal business office is located at 11011 King Street, Suite 260, Overland Park, Kansas 66210 and our telephone number at that address is (913) 338-5550.

Capital Structure

Shares of common stock authorized:  50,000,000
Shares of common stock outstanding prior to this offering:  16,042,000
Shares of preferred stock authorized:  5,000,000
Shares of preferred stock outstanding prior to this offering:  183,333
Options to acquire common stock outstanding prior to this offering: 2,300,000 Warrants to acquire common stock outstanding prior to this offering: 1,466,664

The Offering

     Certain of our selling security holders are offering for sale 790,000 shares of common stock. We will not receive any of the proceeds from the sales of the shares of common stock by the selling shareholders.

     We have been issued the trading symbol of "VXPL" but at the present time our shares are not quoted on any market. The selling shareholders will sell at a price of $1.00 per share until our shares are quoted on the over-the-counter bulletin board, or OTC Bulletin Board, established by the National Association of Securities Dealers, Inc., and thereafter at prevailing market prices or privately negotiated prices. To help start a market for our stock, selling shareholders owning an aggregate of 44,000 shares (approximately 5.5% of the shares being offered for resale) have indicated to us their willingness to offer their shares at $1.00 per share until our shares are quoted on the OTC Bulletin Board. Once our shares are quoted on the OTC Bulletin Board, any selling security holder may sell his or her shares at prevailing market prices or privately negotiated prices. Although we hope to have our common stock quoted on the OTC Bulletin Board, our common stock is not currently listed or quoted on any quotation service.


Summary Financial Information

         The following tables set forth summary financial information and other equity information about us. You should read this summary information in conjunction with "About Us and Our Current Plan of Operation" which includes a discussion of factors materially affecting the comparability of the information presented, and in conjunction with our financial statements included elsewhere in this prospectus.

                                            Fiscal Year          Fiscal Year           Six Months           Six Months
                                              Ended                 Ended                 Ended                Ended
                                            12/31/02(1)          12/31/ 03(1)            6/30/03              6/30/04
Statement of Operations Data
----------------------------

Net Loss                                    ($537,615)           ($4,343,042)          ($809,244)            ($980,669)
Loss per Share                                ($0.07)              ($0.32)               ($0.06)              ($0.06)
Weighted Average Shares Outstanding
                                             7,341,944            13,435,832           12,799,048            16,095,177

(1) On January 13, 2004, we changed our fiscal year-end to December 31 as a result of the reverse merger with ICOP.


Balance Sheet Data
------------------

Cash                                          $20,782              $118,780              $66,848               $6,186
Total Assets                                  $68,400              $403,139             $753,014              $164,166
Total Liabilities                            $149,815             $2,138,110             $91,672             $2,167,104
Stockholders' Equity (Deficit)               ($81,415)           ($1,734,970)           $661,342            ($2,002,938)

                                        2

                                  RISK FACTORS

     The purchase of our common stock is a substantial transaction involving a high degree of risk. Prior to making an investment decision, you should carefully consider, together with the other information contained in this prospectus, the following risk factors. The order in which these risk factors are presented is not necessarily indicative of the magnitude of the risk described.

     Investors should assume that if any of the following risks actually materialize, our business, financial condition or results of future operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

                          RISKS RELATED TO THE COMPANY

Our limited operating history makes it difficult for investors to evaluate our business.

     Although the Company was founded in 1998, prior to its acquisition of ICOP in January 2004, it had no operating history in the law enforcement industry. Further, ICOP was founded in May 2002 and has, as of yet, not had any revenue. Thus we have a very limited operating history upon which an evaluation of our business and prospects can be based.

We have never shown a profit and it is questionable as to whether we will be able to in the future.

     To date no revenues have been generated from sales of our principal product, the ICOP Model 20/20(TM). There can be no assurance that our products can be manufactured at an acceptable cost and with acceptable quality, that any products can be successfully marketed or that we can establish suitable internal financial controls and other infrastructure necessary to conduct substantial commercial operations. We expect to incur operating losses through at least the fourth quarter of 2004, and there can be no assurance that losses will not continue thereafter.

If our plan of operation is not successful in addressing our auditor's doubt regarding our ability to continue as a going concern, our shareholders may lose their entire investment in us.

     Our auditors have included an explanatory paragraph in their opinion of our financial statements for the year ended December 31, 2003, stating that our losses, working capital deficit and net shareholder deficit at December 31, 2003, raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon raising additional capital and achieving profitable operations through the manufacture and sale of our principal products. We cannot assure you that our business plans will be successful in addressing these issues. If we cannot successfully continue as a going concern, our shareholders may lose their entire investment in our stock.

The failure of outside manufacturers producing the ICOP Model 20/20(TM) to perform satisfactorily could have a material adverse effect on the value of your investment.

     A key to our overall business strategy is the outsourcing of manufacturing operations of the ICOP Model 20/20(TM) and certain of our other products. We also depend on subcontractors and sole or limited source suppliers. Failure by such manufacturers, subcontractors or suppliers to perform satisfactorily may prevent us from delivering an acceptable product on a timely basis. Our reliance on subcontractors gives us little control over the manufacturing process and exposes us to significant risks such as inadequate capacity, late delivery, substandard quality and high costs. If a supplier were to become unable to provide parts in the volumes needed or at an acceptable price, we would have to identify and qualify acceptable replacements from alternative sources of supply. While we believe that alternative manufacturers exist in the event of a substantial interruption in these manufacturing arrangements, there can be no assurance that alternative arrangements could be made on a timely basis or on terms acceptable to us. If we were unable to secure the services of alternative providers and others needed to manufacture and deliver our products and services, we would not be able to sell our products and services and you could lose all or part of your investment.

If we are unable to protect our proprietary rights it could have a material adverse impact on the value of your investment.

     Our failure to protect our proprietary rights could have a material adverse effect on our business, financial condition and results of operation. We cannot assure you that any patents, trademarks or copyrights issued to or licensed by us, or our other proprietary rights, will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to us. Furthermore, we cannot assure you that others will not independently develop substantially equivalent or superseding proprietary technology or that an equivalent product or system will not be marketed in competition with our products, thereby substantially reducing the value of our proprietary rights. Nor can we assure you that we will be able to protect our proprietary technology from duplication. Many successful technology companies have had their systems and methods of operation duplicated, almost entirely, by competitors. We cannot assure you that a competitor will not attempt to duplicate and improve upon the products that we may develop. Additionally, the prevention or unauthorized use and disclosure of our intellectual property will likely become more difficult as our business grows. We could incur substantial attorneys' fees and other legal costs in defending any patent, trademark, copyright or other infringement claims or in asserting any patent rights, copyrights or other proprietary rights, including those granted by third parties, in a suit with another party. If we are unsuccessful in our efforts to protect our intellectual property and proprietary technology, you could lose all or part of your investment.

Successful infringement claims by third parties could result in substantial damages, lost product sales, and the loss of important proprietary rights.

     There has been substantial litigation regarding patent and other intellectual property in various high technology industries. In the future, we may be notified of allegations that we may be infringing on intellectual property rights possessed by others. Should litigation be brought against us, such litigation could be extremely expensive and time consuming and could materially adversely affect our business, financial condition and results of operations, regardless of the outcome of the litigation. Such litigation could also result in loss of certain proprietary rights, significant monetary liability, and barriers to product manufacturing. Any of these outcomes could materially harm our business and have a material negative impact on the value of your investment.

Government agency budget constraints could limit our sales.

Our principal customers will be local police forces and other emergency agencies that work with limited locally funded budgets, and federal or state grants, and they are limited to how much they can spend in any one fiscal year. Such budget constraints may prevent many government agencies from purchasing our products.

     This causes most agencies to be under funded to purchase all they need of any one product. By the time the agency has enough money to equip all of their cars, many times the equipment purchased years earlier is already outdated or not working properly.

Our products are technologically complex, and our inability to improve our products would adversely impact our ability to compete long-term in our market.

     To be competitive in our market, we must continually improve our product line. Our success depends on our ability to anticipate technological advances, enhance our existing products, and develop and introduce new products and product line extensions to meet customer requirements and achieve market acceptance. This involves highly complex processes and will include components for which we have not yet demonstrated technical feasibility. Difficulty in development of new products or improvements to existing products could delay or prevent the creation and release of such products, which would result in a material adverse effect on our business, operating results, financial condition and future growth. In addition, the introduction of new, protected technology could materially affect our ability to compete.

Pressure by our customers to reduce prices and agree to long-term supply arrangements may cause our net sales or profit margins to decline.

     Our potential customers, especially in the law enforcement industry, are under pressure to meet budget limits and typically do so by attempting to reduce prices they pay for their equipment. Therefore, we expect to experience pressure from our customers to reduce the prices of our products. We believe our customers will frequently negotiate supply arrangements with us well in advance of delivery dates, thereby requiring us to commit to price reductions before we can determine if we can achieve the assumed cost reductions. We believe that if this happens we may have to reduce our third-party manufacturing costs and obtain higher volume orders to offset declining average sales prices. If we are unable to offset declining average sales prices, our gross profit margins will decline. This could have a material negative affect on the value of your investment.

We have a limited number of product offerings, so a reduction in purchases of any one product, particularly our projected sales of the ICOP Model 20/20(TM), will negatively impact our business.

     We anticipate that sales of the ICOP Model 20/20(TM) will account for the substantial majority of our revenues prior to the introduction of our ICOP On Watch product line. Our long-term success will depend, in significant part, on our ability to achieve market acceptance of the ICOP Model 20/20(TM). The failure to do so would have a material adverse effect on our business, financial condition and results of operations.

If we are unsuccessful in competing against our competitors, you may lose all or part of your investment.

     Our market is highly competitive and is characterized by highly fragmented markets. Many of our direct competitors have a number of significant advantages over us, including greater financial, technical, marketing, and manufacturing resources, preferred vendor status with our existing and potential customer base, more extensive distribution channels, larger customer bases, and faster response times to new or emerging technologies and changes in customer requirements. As a result, our competitors may develop superior products or beat us to market with products similar to ours. If we are not successful in competing against our current and future competitors, you could lose your entire investment.

Customer order estimates may not be indicative of actual future sales.

     Some of our customers will provide us with forecasts of their requirements for our products over a period of time. We will make many management decisions based on these customer estimates, including purchasing materials, hiring personnel, and other matters that may increase our production capacity and costs. If a customer reduces its orders from prior estimates after we have increased our costs and production capabilities or committed to third-party manufacturers, this reduction may decrease our net sales and we may not be able to reduce our costs to account for this reduction in customer orders. Such increases in costs without increases in sales will likely reduce our profitability and have a material adverse affect on the value of your investment.

We may lose potential sales because of our inability to timely produce certain orders.

     At the present time, we expect to use third party offshore manufacturers to produce our products. Many customers will not provide us with forecasts of their requirements for our products. If those customers place significant orders, we may not be able to increase our production quickly enough to fulfill the customers' orders. The inability to timely fulfill customer orders could damage our relationships with customers and reduce our net sales. This could have a material adverse affect on the value of your investment.

The loss of our key management personnel could result in a material adverse effect on our business.

     We are dependent on our senior management, Charles A. Ross, Sr., Chairman, David C. Owen, President/CEO, John C. Garrison our Chief Financial Officer, and Laura E. Owen, Vice President of Administration and Marketing. Mr. Ross has significant expertise in developing and selling law enforcement products and maintains important relationships with key members of the law enforcement industry. Mr. Ross, Mr. Owen, Ms. Owen and Mr. Garrison have each been instrumental in establishing our business plan. The loss of the services of any of these officers would adversely affect the conduct of our business and our future prospects.

If we are unable to effectively manage rapid growth our operating results could be adversely affected.

     Our business strategy involves rapid growth for the foreseeable future. This anticipated growth will place significant strain on our administrative, operational and financial resources and increase demands on our systems and controls. To manage our future growth, we will need to attract, hire and retain highly skilled and motivated officers and employees and improve existing systems and/or implement new systems for: (i) information processing; (ii) operational and financial management; and (iii) training, integrating and managing our growing employee base. If we are unable to manage growth effectively, our operating results could be adversely affected. This could have a material negative affect on the value of your investment.

Disappointing annual results could cause the value of our stock to fall substantially.

     Our annual revenues and operating results are difficult to predict and may fluctuate significantly from year to year. If our annual revenues or operating results fall below our expectations, the value of our stock and thus, your investment, could fall substantially. Moreover, our expense levels are based, in part, on our expectations regarding future revenue increases. As a result, any shortfall in revenues in relation to our expectations could cause significant changes in our operating results from year to year and could result in increased annual losses.

Defects in our products could impair our ability to sell our products or could result in litigation and other significant costs.

     Detection of any significant defects in our products may result in, among other things, delay in time-to-market, loss of market acceptance and sales of our products, diversion of development resources, injury to our reputation, or increased warranty costs. Because our products are complex, they may contain defects that cannot be detected prior to shipment. These defects could harm our reputation and impair our ability to sell our products. The costs we may incur in correcting any product defects may be substantial and could decrease our profit margins. Additionally, errors, defects, or other performance problems could result in financial or other damages to our customers, which could result in litigation. Product liability litigation, even if it were unsuccessful, would be time consuming and costly to defend. Our product liability insurance may not be adequate to cover claims.

                          RISKS RELATED TO THE OFFERING

We are controlled by a small group of stockholders, and will continue to be so controlled after this offering.

     A small number of large stockholders will, by virtue of their percentage share ownership and the lack of cumulative voting, be able to elect all of the members of the Board of Directors, amend our Articles of Incorporation, and establish our policies and generally direct our affairs. Please also see "Principal Stockholders."

There currently exists no liquid trading market for the Company's securities, and we do not anticipate one in the foreseeable future. Accordingly, you may be required to hold your investment in the Company for an indefinite period of time.

     There will be no trading market for our securities until the SEC declares the registration statement, of which this prospectus forms a part, effective. Furthermore, while the Company's Common Stock has received a trading symbol ("VXPL") it is not currently listed on the OTCBB, there is currently no trading market for its Common Stock and none is expected to develop in the foreseeable future. As a result, an investment in our Common Stock should be considered as illiquid.

The initial trading market for our common stock will be limited due to the applicable SEC "Penny Stock" regulations.

     The SEC's penny stock regulations will apply to our common stock. Penny stocks generally are equity securities with a price of less than $5.00 which are not quoted on a national exchange, such as the American Stock Exchange, or the NASDAQ system, or which do not qualify for other exemptions from the definition.

Our common stock currently does not qualify for those exemptions since it will be quoted on the OTCBB. The penny stock rules require a broker/dealer to deliver before a transaction in a penny stock a standardized risk disclosure document prescribed by the SEC and provide the potential purchaser of a penny stock the following information:

     o    information about penny stocks;

     o    the nature and level of risk in the penny stock market;

     o    the bid and offer quotations for the stock; and

     o    other burdensome and detailed information.

     Those delivery and disclosure requirements tend to reduce the level of interest of broker/dealers in dealing with penny stocks, which could have the effect of reducing the level of trading activity in the secondary market for our common stock. The penny stock regulations could reduce the liquidity of our common stock and make it more difficult for investors to sell our common stock.

We do not intend to issue dividends on our common stock.

     We have not previously paid any cash or other dividends on our common shares and do not anticipate payment of any dividends for the foreseeable future. We anticipate that any earnings would be retained by us to finance our operations and future growth and expansion. Accordingly, holders of our common stock will probably not derive any profits from their investment for the foreseeable future other than through potential price appreciation of their shares.

     IN ADDITION TO THE ABOVE RISKS, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY MANAGEMENT. IN REVIEWING THIS PROSPECTUS, YOU SHOULD KEEP IN MIND OTHER POSSIBLE RISKS THAT COULD BE IMPORTANT.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the common stock sold by the selling security holders.

                           FORWARD-LOOKING STATEMENTS

          Some of the statements under "Risk Factors" and elsewhere in this Private Offering Memorandum constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any anticipated results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this Private Offering Memorandum and the following:

     o    the availability of project financing on favorable conditions,

     o the ICOP Model 20/20(TM) not being accepted by the law enforcement industry,

     o difficulty meeting demand for in-car video technologies at a cost that results in a profit,

     o    ability to improve our products,

     o    our ability to bring our ICOP On Watch product to market,

     o ability to develop follow-up products necessary to compete in the industry,

     o ICOP Model 20/20(TM) being replaced by more advanced technologies and thereby becoming obsolete,

     o budget cuts in the law enforcement industry affecting purchasing levels,

     o    criminal procedure court rulings regarding right to privacy,

     o    our lack of profitability and operating history,

     o our limited ability to control interruptions in production by the outside manufacturers that produce the ICOP Model 20/20(TM),

     o successful infringement claims and our ability to protect proprietary rights,

     o    limited number of product offerings,

     o    a highly competitive and fragmented market,

     o    loss of key management personnel,

     o    ability to manage rapid growth,

     o    general economic and business conditions in the United States, and

     o defects in products could result in litigation and other significant costs.

     In some cases, you can identify forward-looking statements by words such as "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable words or phrases. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such forward-looking statements. We are under no duty to update any of the forward-looking statements after the date of this Private Offering Memorandum.

                   ABOUT US AND OUR CURRENT PLAN OF OPERATION

Our History

     We were incorporated in Colorado on April 8, 1998 as a "blank check" company for the purpose of evaluating, structuring, and completing a merger with or acquisition of a privately owned corporation. Our purpose was to provide a method for a foreign or domestic private company to become a reporting (or public) company whose securities would be qualified for trading in the United States secondary market. In furtherance of these goals, on September 13, 1999, our management voluntarily filed a Registration Statement on Form 10-KSB with the Securities and Exchange Commission, and we became a reporting company. Our management also actively sought a suitable acquisition or merger candidate, but did not find one.

     On or about March 3, 2001, we and our largest shareholder at the time, Corporate Management Services, Inc. ("CMS"), entered into an Agreement for the Purchase of Common Stock whereby CMS sold a controlling interest in the Company to Charles A. Ross, Sr. for the purpose of converting us from an inactive company to an oil and gas company. Prior to entering into the Stock Purchase Agreement, Mr. Ross was not affiliated with us and did not own any of our common stock. In connection with the sale, our then sole officer and director, Mr. George Andrews, resigned and Mr. Ross became our president and sole director. We moved our principal place of business from Littleton, Colorado to Shawnee Mission, Kansas, and we changed our fiscal year-end from April 30 to March 31 of each year. Subsequently, we changed our name from Bail Corporation to Vista Exploration Corporation, our current name, and commenced operations towards investing in oil and gas properties.

     In the spring of 2001, we investigated acquiring 125,000 acres in the northeast region of Alabama, but dropped the project when we were unable to get comfortable with the title to the properties at which we were looking. Subsequently, we attempted to acquire drilling interests on approximately 3,500 acres in Unitah County, Utah, but later determined that we did not have the financial resources to adequately determine the appropriate drilling locations and determined to pass on this opportunity as well. Subsequently, we became interested in a coalbed methane play in southeast Kansas. As of February 1, 2002, we had entered into 115 separate leases covering approximately 15,388 acres in Coffey and Lyon Counties, Kansas. All of the leases required annual payments of $10.00 per acre to maintain the lease. However, as a result of our very poor financial condition as discussed hereinafter, we were unable to make the annual lease payments during 2003 and our leases expired. At the present time, we no longer have any oil and gas properties under lease, active drilling sites or any other interests in oil and gas properties.

     Following Mr. Ross's acquiring control of the Company in the spring of 2001, we sold 4,760,000 Common Shares in three private offerings for net proceeds of $217,543 after deducting offering costs of approximately $35,457. During July 2001, the Company filed a Registration Statement to register for resale certain of the Common Shares sold to the original shareholders of Vista and a majority of the shares sold in the private placements in the Spring of 2001. That registration statement was declared effective in April of 2002 immediately followed by an application by the Company for a trading symbol with the NASD which would allow us to commence trading on the Over The Counter Bulletin Board ("OTCBB"). As part of the process to obtain the trading symbol, the NASD objected to certain of the Company's shareholders who it was determined had prior regulatory problems with the NASD and SEC. As part of this procedure, it also was determined that several non-offensive shareholders were introduced to the Company by some of the shareholders who had regulatory issues. As a result of the objections imposed by the NASD, the Company determined to rescind the sales of most of the private placement shares sold during 2001 and entered into settlement agreements with a total of ten shareholders owning a total of 4,400,000 shares of the 4,760,000 sold in the private offerings. Our management was able to essentially repurchase the shares in exchange for the original purchase price of a total of $158,696.80 which was paid by the issuance of corporate promissory notes in that amount as the Company had no cash available to it. The notes were repayable on November 14, 2002, but the payment of the notes was prohibited pursuant to the terms of Section 7-106-401 of the Colorado

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Business Corporation Act that restricts a company's ability to pay for a stock redemption during any period of time when such a redemption would cause it to be insolvent. As a result, pursuant to the terms of the notes, the due date of the notes was automatically extended without interest until August 14, 2003. Because we were not able to repay the notes on that date due to the restrictions of Colorado law, the due date of the notes was again extended but the notes began to accrue interest at the lowest available applicable federal rates. The notes were guaranteed by Mr. Ross; however, the guaranty was not enforceable until such time as the notes could be repaid pursuant to Colorado law but were not repaid. At the time of the issuance of the above-referenced notes, the Company received back all 4,400,000 shares of its Common Stock being repurchased which shares were cancelled back into authorized but unissued capital of the Company. Immediately upon confirmation of the stock repurchase, the NASD approved the Company's request for a trading symbol and the Company received a trading symbol of "VXPL." The notes were paid in full on January 20, 2004.

     In November and December 2003, our management identified ICOP Digital, Inc. as a potential acquisition candidate. At the time, ICOP Digital was a privately owned, Kansas-based company engaged primarily in the design, development and marketing of an innovative in-car digital video recorder system for use in the law enforcement industry. Mr. Ross, the principal stockholder and sole officer and director of Vista, and Mr. Owen, an optionholder of Vista, were also affiliated stockholders, officers and directors of ICOP Digital. (See, "Certain Relationships and Related Party Transactions").

     On January 13, 2004, ICOP Digital, Inc., a Nevada corporation, merged with ICOP Acquisition Corporation, a wholly-owned subsidiary of Vista Exploration Corporation. This merger was proposed and completed in order to enhance the capital formation objectives of ICOP Digital, Inc. and to satisfy the stated business objectives of Vista Exploration Corporation. Prior to the merger, Vista Exploration Corporation received additional capital investments sufficient to satisfy all of its outstanding debts at the time of the merger. ICOP Acquisition Corporation, as a newly formed entity, had no independent assets or liabilities. Therefore, following the merger, the assets and liabilities of Vista Exploration Corporation and its affiliates were only those of ICOP Digital, Inc. and its subsidiaries prior to the merger.

     In February 2003, ICOP had acquired all of the issued and outstanding shares of McCoy's Law Line, a distributor of law enforcement equipment and products located near Kansas City, Kansas for 700,000 shares of ICOP common stock. The purpose of this acquisition was to integrate the ICOP product line with the McCoy's existing product line in an established distribution network. During March 2004, however, management revised its plan of operation and determined to spin McCoy's back off to its prior owners in exchange for the return of all 700,000 shares, the cancellation of an option to purchase 500,000 shares of our common stock and the contribution by us of $450,000 to McCoys.

Our Current Business

     Currently, we are a Kansas-based company that delivers innovative mission-critical security, surveillance, and communications solutions that provide timely and accurate information for security for the public and private sectors. ICOP Digital is a development stage company, committed to providing surveillance and communications solutions that help our customers improve their safety and security, through effective deployments of innovative technologies.

     The Company focused initially on the design, development and marketing of an innovative in-car digital video recorder system, the ICOP Model 20/20(TM), for use in the law enforcement industry. ICOP Digital then expanded its vision to develop video surveillance and communications solutions for the worldwide Homeland Security market: (1) critical infrastructure (ports, borders, bridges, energy, telecom, etc.), (2) the private sector, and (3) first responders (law enforcement, fire, and emergency medical personnel).

Our Products

ICOP Model 20/20(TM)

     Law enforcement has long recognized the value of documenting critical incidents by means of recorded videotape. These benefits include, but are not limited to, accurately portraying events as they occur, documenting police contacts with the public, providing strong evidence in court, training refinement, and protecting law enforcement against false claims of police misconduct. The result is improved criminal prosecutions, less officer overtime in court, enhanced training, fewer citizen complaints and reduced exposure to liability.

     In-car video systems in police vehicles first received national attention in 1991 when a police officer in Texas had a camcorder-type device in his police vehicle and was filming during a traffic stop. While being recorded, a struggle ensued between the officer and the violator, which resulted in the officer being shot and killed. This tape highlighted the usefulness of video in police vehicles and launched its market due to the national attention the incident received.

     According to Mr. Grady Baker, Director of Research for the International Association of Chiefs of Police (IACP), video technology has had a significant impact on law enforcement. Law enforcement agencies across the United States employ video cameras in patrol vehicles in a variety of ways to serve multiple purposes.

          o    Documentation of incident activity (i.e., DWI tests)

          o Increase likelihood of successful prosecution through video evidence in court

          o    Protection from frivolous lawsuits

          o    Increased officer safety

          o    Record suspect behavior

          o    Record and track initial violations/reasons for stop

          o Reduce officer time in court, increasing productivity/realizing financial savings

          o    Officer training

     Law enforcement applications of video technology have grown substantially during the past decade. The advent of the videotape camera in the early 1980s and the improvements made in the field since that time have given rise to many new applications of video technology being utilized by law enforcement. Many agencies in the United States and other nations are applying video technology to police operations including equipping vehicles with video recorders, monitoring public areas, and recording booking and other police procedures. The most highly employed application is the in-car video.

     Although there have been advances in video technology, nearly all applications in law enforcement today still rely on antiquated VHS technology. In a March 2001 Executive Brief prepared by the International Association of Chiefs of Police, law enforcement agencies were asked to rank problems with their current in-car video technologies. Among them were:

          o    Poor tape quality that makes identification difficult

          o    Lack of effective zoom capabilities

          o    Poor design, not adaptable to the operation environment

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

          o    Excessive time required to evaluate/catalog recorded material

          o    Limited area the cameras cover when in a fixed state

     Our proprietary digital in-car video system, the "ICOP Model 20/20(TM)", addresses all of these issues. The ICOP Model 20/20(TM) consists of a digital video recorder, with display monitor, up to three video cameras, wireless audio, GPS component to fix latitude and longitude readings instantaneously, radar interface and all of the software and integrated architecture to support the system. This technology should render tape quality issues obsolete. It provides multiple angles and zoom capabilities, is designed to endure the most extreme conditions, and will allow efficient storage and viewing capabilities. By introducing this state-of-the-art technology to the mobile unit, additional expansion capabilities are numerous and may even include real-time uplink for remote monitoring of "at the scene" action by supervisory personnel at the station.

     Los Angeles, CA; Kansas City, MO; and Chicago, IL, are among the large metropolitan areas that have adopted in-car video (ICV) technology. The Chicago Police Department (CPD) has completed two pilot programs to evaluate the technology, which they used to videotape driving-under-the-influence cases. Two issues in implementing ICV in Illinois are State laws regarding audio recording and eavesdropping, and how to "police the police" and build confidence with patrol officers. Video technology could provide evidence of crimes or attacks against officers, streamline the truth-finding process by providing the best evidence, and encourage the humane treatment of suspects. ICV systems have the potential to add a layer of accountability and trust between the police and the public. (Source: The National Criminal Justice Reference Service) [insert specific issue information]

     States and municipalities are moving toward digital video technology. For example, the State of Texas authorized $18.5 million for the purchase of police in-car video equipment, through Senate Bill 1074, 77th Legislature. An RFP was issued in May 2002, and the entire contract was awarded to a competitor in August 2002.

     The ICOP Model 20/20(TM) product has a competitive advantage over the VHS format for the following reasons:

          o    Digital video storage is compact

          o Digital video playback by computer is random access, not sequential as with tape systems

          o    Improved resolution (picture quality)

          o Indexing (file locating) by date, time, officer- in- charge, location etc. is automatic

          o Lat/Long information is valuable to track discarded items (i.e., drugs, weapons) from fleeing suspects

          o    Simultaneous dual camera recording

          o    No image degradation due to copying

          o Continuous loop cache memory, saves up to one minute of video per camera, prior to pushing RECORD

ICOP On Watch Camera

     There is a substantial demand for security solutions worldwide. Never before has there been a greater need for early warning of threats. The growing use of CCTV, biometrics, access control, radar, and GPS technologies is accelerating at remarkable rates. New applications for these technologies are being adopted at military installations, borders, airports, nuclear facilities, power plants, and pipelines.

     Video surveillance systems are currently undergoing a transition where more and more analog solutions are being replaced by digital. The number one factor driving the demand for video surveillance sales today is the replacement of analog equipment with digital equipment (J.P. Freemen Co, Inc.: 2003 Worldwide Report on CCTV and Video Surveillance Market). Digital technology enables audio-video data compression that minimizes transmission bandwidth and storage requirements and permits security cameras to operate on standard data networks without the expense of bulky coaxial cables.

     An "intelligent camera" is a machine vision camera that does not require a separate PC to operate, and all the needed functionality is built into the unit. We are developing an intelligent camera, called ICOP On Watch, which can continuously monitor an at-risk site, such as a border. The system can detect motions and distinguish between naturally occurring movements (leaves waving in the wind) and a human being. Alerts are issued automatically to appropriate security personnel, to facilitate further investigation. With this automated monitoring and recognition of possibly hostile intruders, large areas can be efficiently monitored, with minimal man-power, enabling a site to be warned quickly.

     The ICOP "On Watch" intelligent video surveillance camera, currently under investigation for development, is projected for completion in the third quarter of 2005. ICOP On Watch includes proprietary technologies for a video surveillance camera for use in video surveillance for at-risk facilities (such as airports, borders, seaports, utilities, private industry, etc.). Using proprietary intelligent cameras and surveillance image analyzing software, and a standard cellular phone network, the system will provide a comprehensive view of a defined area, centrally monitor contracted sites 24/7 in real time, and detect threats and issue warnings when there is an intrusion, thereby improving security and reducing overall security costs.

     A few key benefits of the ICOP On Watch camera will include:

          o    Reduced security costs

          o    Fewer images to archive (reduced storage needs)

          o    Facilitates fast searches through recorded material

          o    Lower bandwidth to support networked cameras

          o All-digital "intelligent camera" adds advanced capabilities such as motion detection and stabilization, with encryption
               = Minimum monitoring requirements
               = Enhanced security

          o High-compression ratio for storage of high-resolution images = High integrity of data
               = High speed data transmission
               = Lower storage requirements

o Design flexibility for development of multiple products for multiple applications, multiple price points

          o    Reduction of human error and human oversight

          o    Wired, fiber, and wireless media
               = Infinitely expandable

The Market for our Products

     The security industry is a growing, rapidly evolving industry sector. The growth is spurred by the continual evolution of technology that provides both security and convenience and the fact that prices for security services are very reasonable. Crime also drives the security industry. While crime rates have dropped, the random nature of crime, combined with competitive process and built-in convenience features with security systems, make them attractive for purchase. The electronic security business is a business that constitutes more than $30 billion per year. When you factor in other security services such as guards, fences and the like, the industry climbs to more than $100 billion. (Security Industry Association; www.siamline.org)

     We believe we have three core business (customer) segments, which include:

     (1) First Responders includes law enforcement, military, fire departments, and emergency medical personnel.

     (2) Critical Infrastructure are those assets and facilities needed to support commerce and the lives of citizens (banking and financial institutions, energy and chemical sites (gas, electric power, water, and nuclear power plants), transportation (rail, road transportation, marine transportation, and airports), telecommunications, government facilities, bridges, dams, border patrol, seaports, federal monuments and national icons.

     (3) Private Industry

     There are more than 18,000 law enforcement departments in the U.S., and it is estimated that there are 440,000 police vehicles currently in service in the U.S. alone. Approximately 70,000 new vehicles are leased and/or purchased by law enforcement agencies each year. Due to varying budgets and replacement schedules, it is difficult to project the size of the annual market and of course it is not possible to estimate how much of the Market we can expect to receive. This application is also useful in many other special use vehicles including fire trucks, EMT vehicles, passenger buses, passenger and cargo rail, etc.

     As new technology for in-car video becomes available, departments will want to upgrade old-style systems. In addition, old systems will be dropping out of warranty, needing service, etc. allowing for the purchase of replacement, upgraded models.

     The market for video recording technology in public and private sector applications has realized only about 10 percent of its potential, estimates Michael Shanahan, co-chairman of the International Association of Chiefs of Police (IACP) Private Sector Liaison Committee and a retired University of Washington police chief. "The market opportunity is vast. We're in the infancy of the use of this technology on a broad basis."

     "It is projected that there will be 9 million video surveillance cameras in operation in the U.S. by 2005, however, there will not be 9 million security personnel monitoring those cameras. This gap demands that new technologies perform much of the monitoring work themselves, providing "auto alerts" to security personnel as needed." (Kirk Evans, PhD, Program Manager - Border and Transportation Security Directorate, U.S. Department of Homeland Security - 2004 Department of Homeland Security Industry Forum)

     In addition to the hardware and servicing we offer, we also will offer financing options to our customers, such as installment payment plans, and lease options for our equipment through a wholly-owned, indirect subsidiary, ICOP Financial Services, Inc., a Nevada corporation.

Marketing

ICOP Model 20/20(TM)

     The Company markets the ICOP Model 20/20TM directly to law enforcement agencies, calling on all levels of city, county, state, and federal law enforcement agencies thereby affording the Company efficient representation in all fifty states, as well as abroad. Digital in-car video systems require an experienced technical support team to respond to customer questions and to assist with their particular application. The ICOP Digital sales team is backed up with dedicated engineering support to meet this need.

     Through its website, prospects can view the ICOP Model 20/20TM and request product literature. The Company is currently developing a demo video CD, and an interactive video for its website which will demonstrate the ICOP Model 20/20TM, a powerful tool for bringing the unit into every police department around the world.

     Direct mailings to law enforcement agencies and magazine advertising in police publications educate the marketplace about the unique features of our product. The Company may consider affiliating with distributors who have significant market share and proven technical resources.

ICOP On Watch Camera

     The ICOP On Watch camera will be marketing through strategic partnerships with best-in-class product and service providers around the world - solutions providers of complimentary technologies and/or consulting services, to meet the growing demands for our heightened security awareness. The Company may also license its technology to third party vendors.

     ICOP Digital will forge partnerships and alliances in the private sector to deliver surveillance and communications solutions to our three core market segments, to provide end-to-end surveillance and communications solutions, to mitigate risk exposure, better respond to emergencies, and reduce operational costs for customers. Our partners will benefit by enhanced profitability and innovative customer solutions. Partners will be able to enhance the value of their security products and services by allowing ICOP's surveillance and communications solutions to complement their existing security strategies. ICOP Digital will provide our partners with the support needed in order to present our products to prospective customers - a team of professional engineers, sales executives, and marketing materials.

     Potential partners include, but are not limited to organizations with expertise in threat assessments, social contingency planning, crisis management, architectural and personal safety and security, and information and intelligence management.

     We Also Plan On Marketing To IT Integrators: While operatives in this field have historically been oriented toward the sale of computer and software systems to integrate enterprise functions, their knowledge of computer technology easily equips them to sell video surveillance systems. Many IT integrators include video security in their product offering. Integrators are better skilled than dealers or distributors. They also tend to focus on system sales rather than recurring revenue generated by monitoring contracts. Systems Integrators do not normally market their own name-branded equipment. They are the fastest growing sales by distribution channel for video surveillance systems. Integrator video surveillance system sales increased 44% from 2000 to 2002. (J.P. Freeman Co., Inc. 2003 Report on the Worldwide CCTV and Digital Video Surveillance Market).

Competition

     The digital in-car video market has several key competitors, including Kustom Signals (estimated to be in excess of 50% of the market for in-car video), Motorola, Mobile-Vision, and IBM. Starting with just a few manufacturers with very few sales of in-car video systems, the industry has now grown into several manufacturers and millions of dollar per month in sales. It is estimated that less than 40% of the police vehicles in the United States have video systems, though this figure is growing rapidly.

     Currently, there are four different types of in-car recording devices being sold:

          o Camcorder Type Units: These are priced at the low end of the market. The disadvantages of these systems are that they are mounted on the dash and are not very secure and, as such, can be a projectile in an accident or chase. The only advantage other than price is that they can be removed from the vehicle to record other events. There are three companies selling this type of system to law enforcement.

          o Trunk Mounted, Two or Three Piece Units with VCR: This is the leading type of unit being sold as it has been in the market the longest. The disadvantages of this system include: difficult installation, takes up too much trunk space, uses old technology, tape storage problems, and temperature sensitive (heat and cold affect it). The advantage is that it is the most well known and fully accepted system at this time. There are approximately 8-10 companies selling this type of system to law enforcement.

          o One-Piece Hi-8 Systems: The big advantage of this type of unit is that it is in one piece that mounts on the headliner of the police vehicle. Installation is quick and easy, it is not as vulnerable to temperature extremes, and the storage tapes are smaller and easier to store. The disadvantages include the inability for it to fit in all vehicles, ongoing tape management, and old technology. There are currently three companies offering this system to law enforcement.

          o Digital Systems: These are the newest technology available for in-car video systems in the marketplace. Digital systems are what police departments are asking for today. Some of the digital units offered by the competition have been developed for installation of the main unit in the trunk of the vehicle, resulting in prolonged installation time, and inefficient servicing of the units. ICOP's new digital system was developed based on our surveys of the law enforcement industry. Our system addresses and resolves many problems inherent in the products we compete against.

     The video surveillance market is poised for explosive growth. Many companies are entering this space. Key competitors in the video surveillance camera market include Pelco, Panasonic, Sony, Sanyo, and Philips. This product category is much more a wide open market than it had been previously with many brands at market share levels of 4% or less.

     We face competition in all geographic markets and each industry sector in which we operate. We expect aggressive competition from video, GPS and radar technology industry companies. We also face aggressive competition from the traditional product lines in this industry. In addition, relatively few barriers prevent entry into the video technology, GPS and radar markets by others. The effect of this competition could reduce our revenues, limit our ability to grow, increase pricing pressure on our products, and otherwise affect our financial results.

Employees

     At the present time, we have a total of eight full-time employees of which three are in management and administration and two are in sales and marketing. We also currently utilize the services of two full-time engineers, as well as outside engineering consultants.

Manufacturing Operations

     The Company does not intend to expend significant operating capital for in-house manufacturing capabilities but plans to take advantage of the availability of offshore and domestic high-tech contract manufacturing firms. Our personnel have considerable experience in negotiating purchasing contracts with such firms.

Inventory Systems

     Inventory warehousing and shipping is managed out of the Overland Park, KS facility. The Company utilizes standard warehousing systems to store, retrieve, monitor and manage its inventory. The Company does not warehouse the multitude of smaller component pieces thereby reducing the inventory carrying cost, effort, space and control features necessary to facilitate such an effort.

Intellectual Property

     Wherever possible and applicable, the Company will protect its technology, processes and designs with patents and trademarks. The Company has engaged the services of Blackwell Sanders Peper Martin, LLP to assist in the protection of its intellectual properties. Patent applications were filed with the U.S. Patent and Trademark Office for the ICOP Model 20/20(TM) in August 2003. Trademarks have been approved for both the "ICOP" name and for the stylistic use of the logo.

     ICOP Digital currently has the following patent applications:

     Ref # 16967.10002 - Non-Provisional Application - Data Acquisition and Display system and method of operating same; filed 8/26/2004.

     Ref # 16967.10004 - PCT Application - Data Acquisition and Display system and method of operating same; filed 10/1/2003 with a priority date of 8/26/2003.

     Ref # 16967.10001 - Provisional Application - Data Acquisition and Display System/Method of Establishing Chain of custody; file 10/22/2003.

Material Contracts.

     ICOP Digital has a $2,500,000 letter of credit facility with Bank of America which requires full cash collateral before letters of credit may be issued under it.

     The Company has arranged to have its principal product, the ICOP Model 20/20(TM), produced by a manufacturer in Japan. We currently owe the manufacturer approximately $1.25 million. While the Japanese manufacturer has assisted in the development of the ICOP Model 20/20(TM), the Company maintains the intellectual property rights necessary to produce this product. However, this manufacturer has the intellectual property rights to a method of data compression used in the ICOP Model 20/20(TM). If this data compression technology were no longer available to the Company, the ICOP Model 20/20(TM) could still be produced by another manufacturer; however, a partial redesign would be required and likely result in a production delay. Production of the ICOP Model 20/20(TM) is expected to increase as additional manufacturing capacity is dedicated to this product, as additional purchase orders are received and as working capital becomes available.

Property.

     The Company offices are located at 11011 King Street, Suite 260, Overland Park, Kansas 66210 in approximately 4,500 square feet of leased office space. The Company has an arrangement with a contract management group in Japan for turn-key production of the ICOP Model 20/20(TM). Other products marketed by the Company are manufactured in the U.S. by third party manufacturers. All of our space is leased from third party landlords and we believe our leased space and our leases are adequate for the terms of the leases for our current and expected needs.

                                PLAN OF OPERATION

Change of Fiscal Year and Name

     As a result of the acquisition of ICOP Digital, Inc. on January 13, 2004, we have changed our fiscal year end to December 31 from March 31. Also, at its next shareholder meeting, management intends to propose an amendment to the Company's Articles of Incorporation, among others, to change the Company's name from Vista Exploration Corporation to ICOP Digital, Inc.

Critical Accounting Policies

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of the contingent assets and liabilities at the date of the financial statements and revenue and expenses for the period reported. Estimates are based upon historical experience and various other assumptions that are believed to be reasonable under the circumstances. These estimates are evaluated periodically and form the basis for making judgments regarding the carrying values of assets and liabilities and the reported amount of revenue and expenses. Actual results may differ from these estimates under different assumptions.

     The Company's critical accounting policies are those that it believes are the most important in determining its financial condition and results, and requires significant subjective judgment by management. A summary of the Company's significant accounting policies, including the critical accounting policies discussed below, is set out in the notes to the financial statements.

Basis of Presentation

     The Company is a development stage enterprise in accordance with Statement of Financial Accounting Standard (SFAS) No. 7. The Company has been in the development stage since inception in May 2002 and has had no operating revenues or earnings from operations. The Company's success is dependent upon developing or acquiring commercial products and developing commercial markets adequate to achieve profitable operations. There is no assurance that the Company can achieve such products and markets. These factors, among others, raise substantial doubt about its ability to continue as a going concern.

     The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As shown in the accompanying consolidated financial statements, the Company has suffered significant losses since inception and has a deficit working capital position and a net capital deficiency at December 31, 2003 and at June 30, 2004. These factors, among others, may indicate that the Company will be unable to continue as a going concern.

     The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis and ultimately to attain profitability. During the years ended December 31, 2003 and 2002, the Company raised capital through the sale of common stock. In 2004, the Company also raised capital through the sale of preferred stock. The Company plans to seek additional funding to maintain its operations through debt and equity financing. There is no assurance that the Company will be successful in its efforts to raise additional working capital or achieve profitable operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company's continuation as a going concern is dependent upon its ability to meet its obligations on a timely basis, and ultimately to attain profitability.

Investment in Unconsolidated Subsidiary

     We made a 100% investment in the voting stock of a marketing company in February 2003 and terminated the investment in March 2004. This investment was accounted for using the equity method of accounting for investments because it was subsequently rescinded. It is reflected on the balance sheet as "Investment in unconsolidated subsidiary" and in the statement of operations as "Equity in losses of equity-method investee." The amount of the charge to the 2003 statement of operations of $450,000 was the net cost of ownership of the subsidiary for the period of time that it was owned and the amount that was paid to reduce the debt of the subsidiary in March 2004 to allow termination of the investment.

Business Restructuring

     Effective December 31, 2003, ICOP Digital, Inc. exchanged all of its outstanding shares of common stock for shares of common stock of Vista Exploration Corporation, representing 89 percent of the outstanding shares of the combined company. The combination has been treated as a recapitalization of ICOP, with Vista as the surviving entity. Since Vista had no assets, net liabilities and no operations at the time of the combination, the recapitalization has been accounted for as the sale of 1,790,000 shares of ICOP common stock for the net liabilities of Vista. The historical financial statements presented herein are those of ICOP.

Research and Development Costs

     Research and development costs are charged to expense as incurred. No costs are deferred since the requirements that a product under development be clearly defined, have identifiable costs, be technically feasible, and have a clearly defined market or use, and the Company have the financial resources to complete the project are not objectively assured. If the costs associated with the project were deferred, any deferred costs would be recovered as charges against earnings in future periods.

Foreign Currency Translation

     The company outsourced certain research and development to a Japanese firm. Services and products were billed to the Company in the local currency. Liabilities in foreign currencies are translated at exchange rates prevailing at the balance sheet date. Costs and expenses are translated into US dollars at average exchange rates for the period. Gains and losses resulting from translation are accumulated as a component of other comprehensive income (loss). Realized gains and losses from foreign currency transactions are recognized as other income.

Our Revenue Goals

     We are in the final design stages to commence manufacturing of the ICOP Model 20/20(TM) digital camera device for installation in police and other emergency vehicles. We expect to begin receiving revenues from the sales of the ICOP Model 20/20(TM) commencing in the fourth quarter of 2004. Based on our current estimates, we believe initially we will be able to generate gross margins of approximately 40% of all sales from this product line, which should permit us to reach the break even mark from operations during the first quarter of 2005, based on our perceived product demand.

Our Twelve Month Plan of Operations

     We expect to execute a manufacturing agreement to produce up to 1,100 ICOP Model 20/20(TM) units over the following six months. Under the terms of this agreement, the manufacturer will be responsible for purchasing the components to be utilized in the units and manufacturing the units, and we will be required to pay for the units when they are shipped. We will provide an advance deposit to the manufacturer to be used to purchase components after they have completed approximately 400 units. We are presently pursuing and taking orders for the units.

     As of this date, we believe we will have a need for at least $5,000,000 in additional financing to cover our outstanding engineering expenses, continued operations pending delivery of the first orders and ongoing deposit and inventory costs. Our expenses continue to exceed our cash flow by approximately $200,000 per month, principally related to product development of the ICOP Model 20/20(TM). Any proceeds in excess of the minimum financing necessary of $3,000,000 will be used to build inventory. We expect our capital raising efforts to be completed by not later than September 15, 2004, which will allow us to conclude sales orders, accelerate the manufacturing process, and accelerate delivery of the ICOP Model 20/20(TM) to the fourth quarter of 2004. We believe the time from when we release product for manufacturing until units are completed and can be delivered to our customers will be approximately four to six weeks, depending on the availability of certain of the components.

     Currently, our "burn rate" is $200,000 per month. Prior to the receipt of material revenue from sales of the ICOP Model 20/20(TM), we believe the burn rate should increase to approximately $250,000 per month. When unit sales of the ICOP Model 20/20(TM) increase to 200 per month, we should be operating at a break even level. During the 12 months after achieveing this level, we anticipate spending approximately $1,500,000 on research and development to make enhancements to the ICOP Model 20/20(TM) device and a new product, the ICOP On Watch (TM) Camera. We have also anticipated annual expenses for warranty service of approximately $150,000 for the next 12 months, which should remain reasonably constant during follow-on years as an expected decrease in the number of warranty claims results from our ongoing research and development and debugging of the system, offsetting the increased sales volumes that are expected. We do not expect to increase our administrative staff substantially in the near term, since all of our manufacturing of the ICOP Model 20/20(TM) will be handled by third parties. We will need to increase our sales and marketing staff in anticipation of production of the products and as our sales volume grows.

     The timing of additional activities and the penetration of other markets beyond those described above, depends on the speed with which we penetrate the digital video market in the police and other emergency vehicle units. Additionally, while it is not likely, it is possible that we might consider manufacturing our own systems once the process is substantially automated and should we be able to determine that we can do so cost effectively.

Results of Operation

     Since the Company was formed on the 24th of May, 2002, the period reported through December 31 of 2002 is essentially seven months versus the full twelve month period ended December 31, 2003. Including stock based compensation, selling, general and administrative expenses increased from $358,000 for the short period ended December 31, 2002 to $1,055,000 for the year ended December 31, 2003 as a result of the greatly stepped up activity in preparation for the marketing of the ICOP Model 20/20(TM) system. Research and development expense increased from $178,000 in the period ended December 31, 2002 to $2,828,000 in the 12 months ended December 31, 2003. This increase in research and development cost was created by the additional investment received during the year 2003 and the approximately $1,700,000 owed to the development contractor at December 31, 2003. The Company incurred limited marketing expenses in 2002 due to the focus on development of the product, but incurred additional marketing expense of $450,000 in 2003 through its unconsolidated marketing subsidiary. The subsidiary was divested early in 2004 and the Company resumed those marketing activities directly. Total operating expenses and loss from operations increased from $536,000 in the period ended December 31, 2002 to $4,333,000 for the year ended December 31, 2003. The Company recorded no revenue during either period. The basic and diluted weighted average common shares outstanding increased from 7,341,944 for the period ended December 31, 2002 to 13,435,832 shares for the year ended December 31, 2003. The increase in weighted average common shares outstanding reflects principally our success in raising capital through the sale of common shares.

     Selling, general and administrative expenses increased from $397,000 for the six month period ended June 30, 2003 to $860,000 for the six months ended June 30, 2004 as a result of the continuing increase in activity in preparation for the marketing of the ICOP Model 20/20(TM) system. Research and development expense for the six month periods increased from $313,000 in 2003 to $606,000 in 2004, reflecting the higher level of activity as the product is completed, tested and prepared for production. The Company also incurred marketing expenses of $97,000 in 2003 through its unconsolidated subsidiary that did not recur in 2004. The subsidiary was divested early in 2004 and the Company resumed those marketing activities directly. Total operating expenses and loss from operations increased from $807,000 for the six months period ended June 30, 2003 to $1,465,000 for the six months ended June 30, 2004. The Company recorded no revenue during either period. During 2004, the Company negotiated a reduction in a liability owed to a supplier at December 31, 2003 in the amount of $485,000, which is recorded as non-operating income during the period.

     Looking forward, as set forth elsewhere in this report, management expects to commence receipt of revenues from the sale of its ICOP Model 20/20(TM) systems during the fourth quarter of 2004. If sales meet management expectations, it is expected that we could reach a break even level of operations during the first quarter of 2005. Of course, there are several unknowns including general economic conditions, geopolitical matters and fluctuations in currencies which could impact this projection negatively.

Liquidity and Future Capital Requirements

     As of December 31, 2003, we had cash of $119,000 and current liabilities of $2,138,000. As of June 30, 2004, we had cash of $6,000 and total current liabilities of $2,167,000.

     Our auditors included an explanatory paragraph in their opinion on our financial statements for the year ended December 31, 2003, to state that our losses, working capital deficit, and net shareholder deficit at December 31, 2003 raised substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon raising additional capital and achieving profitable operations through the manufacture and sale of the ICOP Model 20/20(TM) product. We cannot assure you that our business plans will be successful in addressing this issue.

     Since the inception of our current business plan in 2002, we have financed our operations primarily through the private sale of our common stock and preferred stock and with trade debt and shareholder loans. Through December 31, 2003, we raised approximately $2,441,000 from the sale of our common shares. During the first six months of 2004, we raised approximately an additional $275,000 from the sale of common shares and $1,100,000 from the sale of preferred stock. Through June 30, 2004 we had also accumulated approximately $1,500,000 in payables to development suppliers and approximately $400,000 in liabilities to other suppliers and employees. We have the immediate need for approximately an additional $5,000,000 to pay our outstanding engineering costs, begin the manufacturing of our product, promote sales, and support our operations in the near term, as described in our 12 month plan of operation. We have agreements to pay $600,000 of the outstanding engineering costs, totaling approximately $1,500,000, over a period of time as units are manufactured and sold, leaving $4,400,000 to be raised from other sources. If we are unable to close the sale of this additional financing before the end of September 2004, it would place us in a very hazardous position and we would be required to, at the very least, discontinue the product development of the ICOP Model 20/20(TM). The additional funds may take the form of debt or equity securities, or a combination or both. Holders of debt or equity, or equity securities issued in the future, could have rights, preferences and privileges senior to holders of our common and preferred stock, and the terms of any debt could restrict our operations. Furthermore, the sale of additional equity or convertible debt securities could result in additional dilution to our existing shareholders.

     The timing of additional activities and the penetration of other markets beyond those described above, depends on the speed with which we penetrate the digital video market in the police and other emergency vehicle units. Additionally, while it is not likely, it is possible that we might consider manufacturing our own systems once the process is substantially automated and should we be able to determine that we can do so cost effectively. We do not expect to increase our administrative staff substantially in the near term, since all of our manufacturing of the ICOP Model 20/20(TM) will be handled by third parties.

     We currently do not have any commitment for, or readily available source of this additional financing, nor can we assure you that additional financing will be available to us on commercially reasonable terms. We cannot estimate at what price we may be able to sell our securities, or what type of security may be sold; however, our last private offering prior to filing this registration statement, was at a price of $6.00 per share of convertible preferred stock. Each share of this preferred convertible stock can be converted into eight shares of common stock and includes a warrant for the same number of additional shares of common stock at a price of $1.80 per share. We will need to increase our sales and marketing staff in anticipation of production of the products and as our sales volume grows.

Legal Proceedings

     We do not know of any pending or threatened legal proceedings to which we are a party. We also are not aware of any proceedings being contemplated by governmental authorities against us, or any of our executive officers or directors, relating to their services on our behalf.

                                   MANAGEMENT

Directors and Officers

         The following table sets forth the name, age and position of each of our officers and directors as of the date of this prospectus.

Name                       Age     Position                          Term
----                       ---     --------                          ----

Charles A. Ross, Sr.       64      Director and President and         April 2001
                                   Chief Exec. Officer                to present

David C. Owen              66      President, CEO and Director
Laura E. Owen              46      Vice President Administration and
                                   Marketing and Corporate Secretary
Roger L. Mason             52      Director
John C. Garrison           52      Chief Financial Officer

Charles A. Ross, Sr. -Chief Executive Officer and Director and Chairman of the
Board:

     Charles A. Ross, Sr. has been our Chief Executive Officer and a Director since April 10, 2001 and since May of 2002, CEO and a director of ICOP Digital, Inc., a development stage company developing electronic surveillance equipment for law enforcement agencies. Mr. Ross resigned his duties as CEO in July 22, 2004 and was appointed Chairman.

     From January 2001 through March 2001, Mr. Ross was exploring opportunities in the oil and gas business, which led to his investment in us. From July 1999 until December 2000, he owned and operated a business that supplied recruiting and business cards to a number of multi-level marketing companies. From June 1998 through July 1999, Mr. Ross was self-employed designing musical instrument amplifiers, an industry in which he has been involved since the 1960's.

     From August 1995 until May 1998, he was the President and CEO and a director of Edgerton Technology, Inc. and from July 1996 until May 1998 he was the Chairman of the Board, President, CEO and Treasurer of Edgerton Musical Amplifiers, Inc. From August 1992 to August 1995, Mr. Ross was a self-employed consultant and investor.

     Other public companies in which Mr. Ross served as an officer or director include Copilot Electronic Products, Inc. from 1989 to 1992, Birdview Satellite Communications, Inc. from 1981 to 1986, and Kustom Electronics, Inc. from 1965 to 1973. In 1968 he was named Kansas Small Businessman of the Year by the Small Business Administration.

David C.  Owen -- President, CEO and Director:

     Mr. Owen has been an officer and director of ICOP and Vista since January of 2003 and CEO since July, 2004. Mr. Owen has been president of Owen & Associates, Inc. since 1998, a private investment and management entity. He has more than 40 years experience in the financial industry having served as Chairman, President and CEO of two banks in the Kansas City area and Regional Manager for Stephens, Inc. an investment banking firm located in Little Rock, Arkansas.

     Mr. Owen has extensive experience in mergers and acquisitions and in the financial reporting requirements of public companies. He is active in the community having served as State Senator and Lt. Governor of Kansas. He is a graduate of Ottawa University, Ottawa, Kansas with a degree in Economics. He also received post graduate training at Ohio State University and Rutgers University in conjunction with the American Bankers Association. He is currently a member of the Board of Trustees of Ottawa University, Member of the Executive Committee and Board of the Greater Kansas City Fellowship of Christian Athletes.

Laura E. Owen -- Vice President of Administration and Marketing and Corporate
Secretary:

     Ms. Owen has been with ICOP since May of 2002 and is responsible for shareholder relations, assisting with the strategic development of the Company, the management of leasing operations, and corporation administration. From 1998, until coming on board with ICOP she served as President of Unicard.com, a privately held travel business. She has worked in large corporations, owned small businesses, and worked in investment banking. Ms. Owen was the first woman to be appointed Secretary of Commerce (KDOC) for the State of Kansas, the state's leading economic development agency. She has served on numerous state boards and commissions, including KTEC (Kansas Technology Enterprise Corporation), a public/private organization whose mission is to increase the presence of technological companies in the State of Kansas. Ms. Owen has a degree in Business Administration from Delaware Valley college in Philadelphia, Pennsylvania. She also studied at the Sorbonne University in Paris, and has traveled extensively abroad in support of business projects. She currently serves on the board of Heart To Heart International, a humanitarian organization which delivers pharmaceuticals and medical supplies worldwide to those in need. Ms. Owen is the wife of David C. Owen.

Roger L.  Mason -- Director

     Mr. Mason has been a director of ICOP since May of 2002. Mr. Mason has owned his own real estate development business since 1995 in Olathe, Kansas. He also has twenty years of experience (Road Electronics, Birdview Satellite Communications, Cobalt Boats, and Mason Electronics) in various capacities centering around corporate purchasing and manufacturing management, which provides him a solid base of understanding as it pertains to the various methods and procedures in manufacturing and purchasing departments for a high technology company.

John C. Garrison -- Chief Financial Officer

     Mr. Garrison is a certified public accountant with over twenty-five years of progressive experience in accounting, auditing and financial management. He served as corporate secretary, director or chief accounting officer of various private and public companies. He is licensed to practice public accountancy in Kansas and Missouri and has been involved in an active practice since 1976. Mr. Garrison graduated with a degree in business administration and accounting from Kansas State University.

     Mr. Ross was elected to serve a three-year term at our annual meeting which occurred in 2001 as a Class A director. Mr. Ross will be up for reelection at our next annual meeting. At the first board of directors meeting held subsequent to the acquisition of ICOP, Mr. Ross appointed our Chairman and Chief Financial Officer, David C. Owen, to join him as a Class A director whose term will also expire at the next annual meeting. Roger L. Mason, our independent director, was appointed to serve as a Class C director whose term will expire after our annual meeting held in 2006.

     Staggered terms tend to protect against sudden changes in management and may have the effect of delaying, deferring or preventing a change in our control without further action by our shareholders, such as removing directors from our board as provided under Colorado law.

     Our officers are elected by the board of directors at the first board of directors meeting after each annual meeting of our shareholders and hold office until their successors are duly elected and qualified in accordance with our Bylaws. Our next annual meeting of shareholders should be held during October, 2004.

     Laura E. Owen and David C. Owen are husband and wife.

     At the present time, we have one independent director, Roger L. Mason who does not qualify as a financial expert. The Registrant is not a listed issuer, has no audit committee, nomination committee or executive compensation committee.


                             EXECUTIVE COMPENSATION

         This section sets out the annual compensation paid to our officers for the last fiscal year and includes the historic income received from ICOP. No executive officer of ours received annual compensation in excess of $100,000 during the last fiscal year.

                                                                              Long-Term Compensation
                                                               ------------------------------------------------------
                                        Annual Compensation                  Awards                   Payouts
                                  -----------------------------------------------------------------------------------
                                                                                   Securities
                         Fiscal                         Other        Restricted     Underlying    LTIP      All Other
   Name and Principal     Year     Salary     Bonus     Annual      Stock Awards     Options/     Payouts     Comp.
       Position          Ending      ($)       ($)       Comp.          ($)         SARs (#)       ($)        ($)
---------------------------------------------------------------------------------------------------------------------
Charles A. (Bud) Ross,   2003     $60,000      0          0             0              0           0          0
Sr., Chief Executive
Officer
---------------------------------------------------------------------------------------------------------------------
                         2002     95,000       0          0             0          500,000(1)      0          0
---------------------------------------------------------------------------------------------------------------------
                         2001     40,000       0          0             0              0           0          0
-------------------------------------------------------
(1) Cancelled by Agreement effective January 13, 2004.



                               Option/SAR Grants in last Fiscal
                                 Year(1) (Individual Grants)           Percent of total          Exercise or
                               Number of Securities Underlying      options/SARs granted to      base price       Expiration
 Name and Principal Position       Options/SARs granted (#)         employees in fiscal year       ($/Sh)            Date
 ---------------------------             -----------                         ----                  ------            ----
Owen Enterprises, LLC.(2)                 1,000,000                           40%                  $1.00          Dec. 31,2007
Kenneth L. McCoy,                          500,000                            20%                  $1.00          Dec. 31,2007
President(3)

------------------------------
(1)  This information is as of December 31 , 2003
(2)  Owen Enterprises, LLC. is managed by our CEO David Owen.
(3)  This grant was cancelled during March 2004 when McCoy Law Line was sold.

Officer Compensation

     David C. Owen, President and Chief Executive Officer, had a base salary, pursuant to his Executive Employment Agreement commenced on March 24, 2003, of $60,000 per year. Effective January 1, 2004, the annual compensation increased to $90,000 per year. Mr. Owen entered into a new Executive Employment Agreement on April 1, 2004 with annual compensation of $180,000 per year. Mr. Owen is also entitled to participate in the Company's Stock Option Plan and 401(k) Plan.

     Charles A. (Bud) Ross, Sr., Chairman, had a salary pursuant to his Executive Employment Agreement commenced on March 24, 2003, of $60,000 per year.
Effective January 1, 2004, the annual compensation increased to $90,000 per year. Mr. Ross entered into a new Executive Employment Agreement on April 1,
2004 with annual compensation of $180,000 per year. Mr. Ross is also entitled to participate in the Company's Stock Option Plan and 401(k) Plan.

     Laura E. Owen, Vice President of Administration/Marketing and Corporate
Secretary commenced employment with the Company in June 2003 with annual compensation of $24,000 per year. Effective August 1, 2003 the annual compensation increased to $60,000 per year. Effective January 5, 2004 the annual compensation increased to $75,000 per year. Effective April 1, 2004 the annual compensation increased to $120,000 per year and on August 1, 2004 to $150,000 per year. Ms. Owen is also entitled to participate in the Company's Stock Option
Plan and 401(k) Plan.

                                       25

Long-Term Incentive Plans

     We have a Stock Option Plan that authorizes the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and nonqualified stock options for the purchase of an aggregate of 5,000,000 shares of Common Stock, subject to adjustment for stock splits and similar capital changes. Employees and, in the case of nonqualified stock options, directors, consultants or any affiliate are eligible to receive grants under our plans. As of August 15, 2004, there are 2,300,000 outstanding options under our Stock Option Plan.

     We also have established a 401(k) plan which will enroll employees April 1, 2004, with an effective date of January 1, 2004. It is a 3% Safe Harbor Plan, which also allows individual optional employee deferrals. This plan also includes an optional Profit Sharing Plan, which is funded annually at the discretion of the Board of Directors.

Employment Contracts and Termination of Employment Arrangements

     Except as set forth above under Officer Compensation, there are no other compensatory plans or arrangements, including payments to be received from us, with respect to the resignation, retirement or other termination of the employment of any executive officer or related to a change in control in us.

Director Compensation

     None of our directors received any compensation during our most recent fiscal year for serving in their position as directors. If we do have funds available in the future, we likely will reimburse our directors for expenses incurred by them in their duties as a director.

Limitation of Liability and Indemnification

     Our Articles of Incorporation contain a provision eliminating our directors' liability to us or our shareholders for monetary damages for a breach of their fiduciary duty. However, a director's liability is not eliminated in circumstances involving certain wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. Our Articles of Incorporation also obligate us to indemnify our directors and officers to the fullest extent permitted under Colorado law. While we believe that these provisions are very standard and necessary to assist us in attracting and retaining qualified individuals to serve as directors, they could also serve to insulate our directors against liability for actions which damage us or our shareholders. Furthermore our assets could be used or attached to satisfy any liabilities subject to such indemnification.

               SECURITY OWNERSHIP OF CERTAIN OWNERS AND MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of our common stock as of August 18, 2004 by (i) each of our executive officers, directors and director nominees, (ii) all executive officers, directors and director nominees as a group, and (iii) each person who beneficially owns more than 5% of our common stock (each a "Principal Stockholder"). As of August 18, 2004, there were 16,042,000 shares of our common stock issued and outstanding.

                                       No. of Shares of         Percent of Class
       Name and Address of              Common Stock              Beneficially
         Beneficial Owner             Beneficially Owned             Owned
         ----------------             ------------------             ------
Charles A. Ross, Sr.(1)
11952 Farley,
Overland Park, Kansas 66213                2,500,000                 15.6%

David C. Owen(2)(3)
27085 West 102nd Street
Olathe, Kansas 66061                       2,994,000                 17.2%

Laura E. Owen(2)(3)
27085 West 102nd Street
Olathe, Kansas 66061                       2,994,000                 17.2%

Roger L. Mason
14950 South St. Andrews Avenue,
Olathe, Kansas 66061                         600,000                  3.7%

John C. Garrison
7211 High Drive
Shawnee Mission, KS 66208                    150,000                   <1%

Total Ownership by Directors and Officers
Total Shares Outstanding                   7,484,000                 47.3%
                                          --------------------------------
                                          16,467,000                100.0%
                                          --------------------------------


1. Includes 1,500,000 shares owned by Ms. Ross.

2. Includes common shares that may be held by a spouse, trust or business entity under the control of the listed stockholder.

3. Includes 1,000,000 unexercised options to purchase additional common shares at $1.00 per share by Owen Enterprises, LLC and 375,000 unexercised options to purchase additional common shares at $1.00 per share by Laura E. Owen.

Assumes sale and conversion or exercise of all Shares of Preferred Stock and Warrants offered hereby.

     Rule 13d-3 under the Securities Exchange Act of 1934 provides the determination of beneficial owners of securities. That rule includes as beneficial owners of securities, any person who directly or indirectly has, or shares, voting power and/or investment power with respect to such securities. Rule 13d-3 also includes as a beneficial owner of a security any person who has the right to acquire beneficial ownership of such security within sixty days through any means, including the exercise of any option, warrant or conversion of a security. Any securities not outstanding which are subject to such options, warrants or conversion privileges are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person. Those securities are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person.

                              CERTAIN TRANSACTIONS

     In anticipation of Mr. Charles Ross' acquisition of a controlling interest in us from Corporate Management Services, Inc. in March 2001, he advanced to us $10,500 for working capital on February 28, 2001. The advance carried no interest rate and was payable on demand. We repaid the advance in April 2001 from the proceeds of our private placement in April 2001. Mr. Ross also paid travel and administrative expenses totaling $6,115 on our behalf prior to March 31, 2001, and $18,403 during the fiscal year ended March 31, 2002. Mr. Ross received reimbursements and advances from us totaling $32,783 during the fiscal year ended March 31, 2002. The net advance of $8,265 is included in our financial statements as expenses advanced to an officer at March 31, 2002.

     During November 2002, Laredo Enterprises, LLC and Owen Enterprises, LLC loaned us $2,500 and $7,500 respectively and received 500,000 and 1,000,000 options respectively as consideration for the loan and for consulting services to be rendered for strategic planning and asset acquisitions. The Note is a demand Note bearing interest at the rate of 10% per annum. The options are exercisable for a period of five years at a price of $.10 per share of common stock.

     Effective January 13, 2004, ICOP Acquisition was merged with and into ICOP Digital, with ICOP Digital continuing as a subsidiary of Vista. Vista's sole asset now consists of its ownership of ICOP Digital. Pursuant to the Merger Agreement, Vista issued approximately 14,500,000 new shares of Vista common stock as consideration for the approximately 14,500,000 new ICOP Digital shares issued and outstanding immediately prior to the Merger.

     Prior to the Merger, ICOP Digital had been a privately owned, Kansas-based company engaged primarily in the design, development and marketing of an innovative in-car digital video recorder system for use in the law enforcement industry. Charles A. Ross, Sr., the principal stockholder and sole officer and director of Vista and David C. Owen, an optionholder of Vista, were also stockholders, officers and directors of ICOP Digital. Upon completion of the Merger, Messrs. Ross and Owen cancelled all of their equity interests in Vista. In addition, Mr. Ross terminated his employment agreement with Vista and waived all accrued compensation. The Merger was proposed and completed in order to enhance the capital formation objectives of ICOP Digital and to satisfy the business objectives of Vista. Prior to the Merger, Vista received additional capital investments sufficient to satisfy all of its outstanding debts at the time of the Merger. As a result of the Merger, all Vista notes that had been personally guaranteed by Mr. Ross were paid in full. ICOP Acquisition, as a newly formed entity, had no independent assets or liabilities. Therefore, following the Merger, the assets and liabilities of Vista and its affiliates were only those of ICOP Digital and its subsidiaries prior to the Merger. While this was not an arms length transaction, the board of directors of both companies believe the transaction was fair in all material respects to the respective shareholders of each constituent company.

     In February 2003, ICOP had acquired all of the issued and outstanding shares of McCoy's Law Line, a distributor of law enforcement equipment and products located near Kansas City, Kansas for 700,000 shares of ICOP common stock. The purpose of this acquisition was to integrate the ICOP product line with the McCoy's existing product line in an established distribution network. During March 2004, however, management revised its plan of operation and determined to spin McCoy's back off to its prior owners in exchange for the return of all 700,000 shares, the cancellation of an option to purchase 500,000 shares of our common stock and the contribution by us of $450,000 to McCoys.

                              PLAN OF DISTRIBUTION

     As used in this prospectus, selling security holder includes any donees, pledgees, transferees or other successors in interest who will hold the selling security holders' shares after the date of this prospectus. We are paying the costs, expenses and fees of registering the common stock, but the selling security holders will pay any underwriting or brokerage commissions and similar selling expenses relating to the sale of the shares of common stock.

     The selling security holders may sell, from time to time, any or all of their shares of our common stock on any stock exchange, market or trading facility on which our shares are then traded or in private transactions, at a price of $1.00 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. To help start a market for our stock, selling shareholders owning an aggregate of 44,000 shares (approximately 3% of the shares being offered for resale) have indicated to us their willingness to offer their shares at $1.00 per share until our shares are quoted on the OTC Bulletin Board. Once our shares are quoted on the OTC Bulletin Board, any selling security holder may sell his or her shares at prevailing market prices or privately negotiated prices. When we are notified that our shares are being quoted on the OTC Bulletin Board (if ever), we will promptly send a letter to all selling security holders advising them of this fact. We previously received a trading symbol of "VXPL" from the NASD which will be used to trade our securities.

     The selling security holders may sell some or all of their common stock through:

     o    ordinary brokers' transactions which may include long or short sales;

     o    transactions involving cross or block trades or otherwise;

     o purchases by brokers, dealers or underwriters as principal and resale by those purchasers for their own accounts under this prospectus;

     o    market makers or into an existing market for our common stock;

     o other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

     o    transactions in options, swaps or other derivatives; or

     o any combination of the selling options described in this prospectus, or by any other legally available means.

     The selling security holders may enter into hedging transactions with broker-dealers who may engage in short sales of our common stock in the course of hedging the positions they assume. The selling security holders also may enter into option or other transactions with broker-dealers that require the delivery by those broker-dealers of the common stock. Thereafter, the shares may be resold under this prospectus.

     The selling security holders and any broker-dealers involved in the sale or resale of our common stock may qualify as "underwriters" within the meaning of
Section 2(a)(11) of the Securities Act of 1933. In addition, the broker-dealers' commissions, discounts or concessions may qualify as underwriters' compensation under the Securities Act. If any selling security holders or any broker-dealer qualifies as an "underwriter," they will be subject to the prospectus delivery requirements of Section 153 of the Securities Act, which may include delivery through the facilities of the NASD.

     In the event that any selling security holder sells any of his common stock to a broker, dealer or underwriter as principal, such shares may be resold by the broker, dealer or underwriter only under an amended prospectus that discloses the selling security holder's arrangements with the broker/ dealer/ underwriter participating in the offering and identifies the participating broker/ dealer/ underwriter. Any participating brokers/ dealers will be considered as an "underwriter" and will be identified in the amended prospectus as such.

     In conjunction with sales to or through brokers, dealers or agents, the selling security holders may agree to indemnify them against liabilities arising under the Securities Act. We know of no existing arrangements between the selling security holders, any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of our common stock.

         In addition to selling their shares of common stock under this prospectus, the selling security holders may:

     o transfer their common stock in other ways not involving market makers or established trading markets, including by gift, distribution, or other transfer; or

     o sell their common stock under Rule 144 of the Securities Act, if the transaction meets the requirements of Rule 144.

     We have advised the selling security holders that during the time each is engaged in a distribution of the shares covered by this prospectus, each is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling security holders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any shares which are the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of our shares in connection with the distribution of our shares. We have further advised selling security holders who may be "affiliated purchasers" of ours that they must coordinate their sales under this prospectus with each other and us for purposes of Regulation M. All of the foregoing may affect the marketability of the shares offered in this prospectus.

     We will amend or supplement this prospectus as required by the Securities
Act.

                            SELLING SECURITY HOLDERS

     The following table shows for each selling security holder:

     o the number of shares of common stock beneficially owned by him or her as of August 15, 2004,

     o    the number of shares of common stock covered by this prospectus, and

     o the number of shares of common stock to be retained after this offering, if any, assuming the selling security holder sells the maximum number of shares (and percentage of outstanding shares of common stock owned after this offering, if more than 1%).

The selling security holders are not required, and may choose not, to sell any of their shares of common stock.

                                      Shares of Common                                   Shares of Common        Shares of Common
                                     Stock Beneficially        Shares of Common         Stock Beneficially        Stock Initially
                                        Owned Before         Stock to Be Sold in            Owned After       Offered at  $1.00 per
              Name                        Offering                Offering                   Offering                 share*
              ----                        --------                --------                   --------                 ------
Corporate Management Services,            150,000                  100,000                    50,000                  10,000
Inc. (1), (2)

George Andrews (1)                         5,000                    5,000                       0                      1,000

Joan Andrews (1)                           5,000                    5,000                       0                      1,000

Barbara Davidson (1)                       5,000                    5,000                       0                      1,000

Karla M. Alvarez                           5,000                    5,000                       0                        0

Charles A. Baird                           5,000                    5,000                       0                        0

Boxer Capital Ltd. (3)                     5,000                    5,000                       0                        0

Bruce C. Carey                             5,000                    5,000                       0                        0

Kathleen Cavanaugh                         5,000                    5,000                       0                      1,000

Donald A. Christensen                      5,000                    5,000                       0                        0

George A. Christy                          5,000                    5,000                       0                      1,000

Anthony Clanton                            5,000                    5,000                       0                        0

Britt Clanton                              5,000                    5,000                       0                        0

Leigh Sholley Clanton                      5,000                    5,000                       0                        0

Stephen Co & Daphne Co                     5,000                    5,000                       0                        0

Colorado Resorts, Inc. (4)                 5,000                    5,000                       0                        0

Carol L. Curtiss                           5,000                    5,000                       0                        0

Dacono Park, LLC (5)                       5,000                    5,000                       0                        0

Emprise, Inc. (6)                          5,000                    5,000                       0                      1,000

Devon Golding                              5,000                    5,000                       0                        0


                                                                 30

William N. Gunderson                       5,000                    5,000                       0                      1,000

Jim Hesselgrave                            5,000                    5,000                       0                        0

Robert C. & Jane B.
Hooper                                     5,000                    5,000                       0                        0

Thomas G. Ispas                            5,000                    5,000                       0                        0

Randolph S. Julian                         5,000                    5,000                       0                        0

Paul B. Knight                             5,000                    5,000                       0                        0

Don Kramer                                 5,000                    5,000                       0                      1,000

Betty McCloud                              5,000                    5,000                       0                        0

Paul & Margaret
McManigal                                  5,000                    5,000                       0                        0

Dennis E. & Katherine J.
Nattress                                   5,000                    5,000                       0                        0

Bradford & Nancy Oesch                     5,000                    5,000                       0                        0

Andrew L. & Gigi R.
Pidcock                                    5,000                    5,000                       0                      1,000

Robert B. Reed                             5,000                    5,000                       0                        0

Raymond A. Ritter
Revocable Trust (7)                        5,000                    5,000                       0                        0

Jolaine Roth                               5,000                    5,000                       0                        0

Barbara & Michael Sauter                   5,000                    5,000                       0                      1,000

Jeffrey R. Sauter                          2,500                    2,500                       0                        0

Christa K. Stratton                        2,500                    2,500                       0                        0

Ronald Sauter                              5,000                    5,000                       0                        0

Natalie R. Shields                         5,000                    5,000                       0                        0

Gary N. TenEyck                            5,000                    5,000                       0                      1,000

Transwestern Mortgages,
Inc. (8)                                   5,000                    5,000                       0                        0

Arnold L. Weyand and V.                    5,000                    5,000                       0                        0
Marie Weyand Revocable
Trust (9)

Douglas H. Willson                         5,000                    5,000                       0                      1,000

William & Joanna Woodward                  5,000                    5,000                       0                        0

Alan J. Woydziak                           5,000                    5,000                       0                      1,000

L. A. Wuischpard                           5,000                    5,000                       0                      1,000

John K. Zerwick                            5,000                    5,000                       0                        0

Barbara L. Barnard &                      17,943                   17,943                       0                        0
Barnard, TTEES Barbara J.
Larry L. Barnard Family
Trust, DTD 9/26/00

                                                                 31

Jeffrey Brantingham &                     17,364                   17,364                       0                          0
Penny Brantingham,
TTEES Jeffrey M. &
Penny L. Brantingham
Rev Liv TrDTD 11/21/95

Duane Davis & Mary Ann                      9,170                    9,170                       0                         0
Davis TTEES Duane
Davis Liv Tr DTD 3/23/99

Daniel Dumovich &                         500,000                   50,000                   450,000                    10,000
Ronda Dumovich

Jerold E. Elrod                             8,422                    8,422                       0                         0

Jerold E. Elrod TTEE                       20,381                   20,381                       0                         0

Jerold E. Elrod, DDS, PC
PSP

JOJAC Corporation(10)                     100,000                   50,000                    50,000                    10,000

Sara R. Littlefield                        26,107                   26,107                       0                         0

Robert J. Lockard &                        20,732                   20,732                       0                         0
Marsha L. Lockard,
JTWROS

Wm Harrison Norton                          9,008                    9,008                       0                         0

Trust Management, Inc                       2,307                    2,307                       0                         0
Cust FBO Louise
Wiseman IRA

Trust Management, Inc                      15,286                   15,286                       0                         0
Cust FBO Sharon Ulrich
IRA

Trust Management, Inc                      16,765                   16,765                       0                         0
Cust FBO Edward
Wiseman IRA

Trust Management, Inc                      20,381                   20,381                       0                         0
Cust FBO Jack Ulrich IRA

Trust Management, Inc                     103,662                  103,662                       0                         0
Cust FBO Robert Lockard
IRA

Jack Ulrich TTEE Jack                      20,381                   20,381                       0                         0
Ulrich Trust U/A DTD
12/10/91

Jeffrey L. Wilke                           52,091                   52,091                       0                         0

* Included in the number of shares being sold in the offering.


                                                                 32

(1) From April 11, 1998, to April 10, 2001, Corporate Management Services, Inc. or CMS owned approximately 81% of our issued and outstanding common stock. See "Certain Transactions" below regarding transactions between us and CMS during this period. Mark Andrews is the sole director and the Estate of George Andrews is a 50% shareholder of CMS and was our sole officer and director until April 10, 2001. Barbara Davidson is a 50% shareholder of CMS.
(2) As part of the sale of a controlling interest to Mr. Ross, CMS agreed not to sell 50% of its shares for a period of 180 days after the effective date of the resale registration statement of which this prospectus is a part (September 20, 2002).
(3)  The principal of Boxer Capital Ltd. is Neil Liebman, Managing General
     Partner.
(4) The principal of Colorado Resorts, Inc. is Paul Knight, President.
(5)  The principal of Dacono Park, LLC is Paul Knight, President.
(6)  The principal of Emprise, Inc. is Don Kramer, President.
(7) The principal of the Raymond A. Ritter Revocable Trust is Raymond Ritter, Trustee.
(8)  The principal of Transwestern Mortgages, Inc. is Paul Knight, President.
(9) The principal of the Arnold L. Weyand and V. Marie Weyand Revocable Trust is Arnold Weyand, Trustee.
(10) The principal of JOJAC Corporation is Elizabeth A. Peters, President


                            DESCRIPTION OF OUR STOCK

     We are authorized to issue 50,000,000 shares of common stock, no par value, and 5,000,000 shares of non-voting preferred stock, no par value. There are 16,042,000 shares of common stock currently outstanding and 183,333 shares of preferred stock outstanding.

Common Stock

     Holders of common stock are entitled to dividends when declared by our board of directors. Dividends on our common stock will be subject to any priority as to dividends for any preferred stock that may be outstanding. Holders of our common stock are entitled to cast one vote for each share held at all shareholder meetings for all purposes, including the election of directors. Cumulative voting for the election of directors is not permitted. The holders of a majority of our common stock entitled to vote constitute a quorum at meetings of shareholders. The vote of the holders of a majority of common stock present at such a meeting will decide any question brought before such meeting.

     Upon our liquidation or dissolution, the holder of each outstanding share of common stock will be entitled to share ratably in our net assets after the payment of all debts and other liabilities. No holder of common stock has any preemptive or preferential rights to purchase or subscribe for any part of any unissued or any additional authorized stock or any of our securities convertible into shares of our stock. No holder of common stock has redemption or conversion rights.

Preferred Stock

Series A Convertible Preferred Stock

General

     At the present time, there are 183,333 Series A Preferred shares outstanding and no other class of preferred stock has been designated. Each share of Series A Preferred stock shall be entitled to receive notice of all meetings of shareholders and to vote at such meetings along with the holders of common shares on an as-converted basis. At the present time, therefore, each share of preferred stock is entitled to eight (8) votes. Additionally, holders of preferred stock vote as a class to approve or disapprove any proposals that have a unique and direct impact on the rights and designations of the Series A Preferred.

     As set forth above, each share of Series A Preferred stock may convert at any time each share into eight (8) share of fully paid non-assessable common stock. The Series A Preferred shares will automatically convert to eight (8) shares of common stock each upon a conclusion of a public offering or a private offering in which gross proceeds to the Company equal or exceed $10,000,000. The Company has no right to require a Series A Preferred shareholder to sell their shares to the Company nor does the Series A Preferred shareholder have the right to require the Company to repurchase the shares.

     Each share of Series A Preferred stock was sold for $6.00 per share, which is the liquidating value of each share of Series A Preferred. Upon a liquidation event, which does not include a change of control or a merger of the Company, each share of Series A Preferred is entitled to receive $6.00 per share in preference to the payment of any other holder of equity in the Company. Subsequent to the payment of the Series A preference, at the present time, the common shareholders shall be entitled to receive in liquidation the balance of all sums available for payment in the case of a liquidating event. The Series A Preferred shares have no registration rights or pre-emptive rights to acquire additional shares. The conversion ratio is subject to adjustment only for such standard events such as a consolidation of the common shares issued and outstanding and to a lesser number of common shares (reverse split) or a forward split of the common shares or the payment of a dividend in the common stock of the Company.

Warrants

     Each warrant will allow the holder thereof to purchase one share of Common Stock for $1.80 per share, subject to certain adjustments. The warrant is exercisable at any time, but is not transferable without the prior written approval of the Company. In addition, a Warrant is not exercisable if at the time of exercise the holder does not meet the definition of an "accredited investor" under Regulation D under the Act. The holder of the Warrant will not have any rights as a holder of Common Stock until the Warrant is exercised and the Company actually issues shares of Common Stock to the holder thereof.

Stock Option Plan

     We have a Stock Option Plan that authorizes the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and nonqualified stock options for the purchase of an aggregate of 5,000,000 shares of Common Stock, subject to adjustment for stock splits and similar capital changes. Employees and, in the case of nonqualified stock options, directors, consultants or any affiliate are eligible to receive grants under our plans. As of August 15, 2004, there are 2,300,000 outstanding options under our Stock Option Plan.

     Our board of directors is authorized by our Articles of Incorporation to provide for the issuance of shares of preferred stock in series and, by filing a certificate pursuant to Colorado law, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by our shareholders. Any shares of preferred stock so issued would have priority over our common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in our control without further action by our shareholders and may adversely affect the voting and other rights of the holders of our common stock. At present we have no plans to issue any preferred stock nor to adopt any series, preferences or other classification of preferred stock.

     The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable a holder to block such a transaction. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of holders of our common stock. Although our board of directors is required to make any determination to issue preferred stock based on its judgment as to the best interests of our stockholders, our board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which such stockholders might receive a premium for their stock over the then market price of such stock. Our board presently does not intend to seek stockholder approval prior to the issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange rules.

Transfer Agent and Registrar

     The transfer agent for our common stock is ComputerShare Investor Services, 350 Indiana Street, Suite 800, Golden, Colorado 80401.

                         SHARES ELIGIBLE FOR FUTURE SALE

     We currently have 16,042,000 shares of common stock outstanding, of which 790,000 shares are being registered for resale pursuant to the registration statement of which this prospectus is a part. The 790,000 shares of common stock registered for resale hereunder will be freely tradable without restriction or further registration under the Securities Act to the extent that a market develops for our securities. All of the 15,252,000 outstanding shares of common stock not registered for resale hereunder are "restricted securities."

     Any shares purchased by an affiliate of ours will be subject to the resale limitations of Rule 144 under the Securities Act. An affiliate of ours is a person who has a control relationship with us, which generally includes our executive officers, directors and 10% or more stockholders.

     "Restricted securities" may only be sold as follows:

     o    pursuant to a registration statement under the Securities Act,
     o    in compliance with the exemption provisions of Rule 144, or
     o    pursuant to another exemption under the Securities Act.

     In general, Rule 144 requires that affiliates and persons owning restricted securities hold their securities for a minimum of one year, limits the number of securities that may be sold within any 3 month period, requires that sales must be made through unsolicited brokers' transactions or in transactions directly with a market maker, and requires the filing of a Form 144 if the securities to be sold during any three-month period exceeds 500 shares or has a total sales price over $10,000. Rule 144 limits the number of shares of our common stock that may be sold within any 3 month period to the greater of:

     o    one percent of the outstanding shares of our common stock, or
     o the average weekly trading volume of our common stock during the four calendar weeks prior to such sale.

Sales under Rule 144 are also subject to the availability of current public information about us. However, persons who are not affiliated with us and who have held their restricted securities for at least two years may resell their shares without regard to the foregoing requirements of Rule 144.

     A sale of shares by our current shareholders, whether pursuant to Rule 144 or otherwise, may have a depressing effect upon the market price of our common stock. To the extent that these shares enter the market, the value of our common stock in the over-the-counter market may be reduced.

             MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

Market Information

     There is no established public market for our common stock and we have arbitrarily determined the offering price of $1.00 per share. Our common stock is listed for trading on the OTC Bulletin Board under the symbol "VXPL." To date we believe no trades have been executed on this market.

Holders

     As of August 15, 2004, we had approximately 180 beneficial owners of our common stock. We do not have outstanding any options or warrants to acquire, or any securities convertible into, any shares of our common stock, except for 2,300,000 options granted to our officers employees and consultants and 1,466,664 warrants to purchase one share each issued to our preferred shareholders.

Dividends

     Holders of our common stock are entitled to receive such dividends as may be declared by our board of directors. We have not declared any cash dividends on our common shares for the last two fiscal years and we do not anticipate paying any cash dividends in the foreseeable future. We currently intend to use all available funds for the development of our business. We are not currently a party to any agreement restricting the payment of dividends.

                                  LEGAL MATTERS

     Ballard Spahr Andrews & Ingersoll, LLP will pass upon the validity of the common stock offered by this prospectus. Barbara Davidson, the wife of a partner in the Denver office of Ballard Spahr Andrews & Ingersoll, LLP is a selling security holder and is a 50% shareholder of Corporate Management Services, Inc.

                                     EXPERTS

     Our financial statements for the year ended December 31, 2003, in this prospectus have been audited by Cordovano & Harvey, P.C., independent certified public accountants, to the extent and for the periods set forth in their report, and are set forth in this prospectus in reliance upon such report given upon the authority of them as experts in auditing and accounting.

             SECURITIES AND EXCHANGE COMMISSION POSITION ON CERTAIN
                                INDEMNIFICATION

     The Colorado Business Corporation Act provides for indemnification by a corporation of costs incurred by directors, employees, and agents in connection with an action, suit, or proceeding brought by reason of their position as a director, employee, or agent. The person being indemnified must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.

     Our Articles of Incorporation obligate us to indemnify our directors and officers to the fullest extent permitted under Colorado law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                       WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a Registration Statement on Form SB-2 that we filed with the Securities and Exchange Commission. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the SEC.

     We file annual reports, quarterly reports and current reports, proxy statements and other information with the SEC. Our file number is 27321. We are required to file electronic versions of these documents with the SEC. Those documents may be accessed through the SEC's Internet site at http://www.sec.gov.

         You may read and copy materials that we have filed with the SEC, including the Registration Statement, at the SEC public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. You can call the SEC at 1-800-732-0330 for further information about the public reference room.

                          VISTA EXPLORATION CORPORATION
                          (A Development Stage Company)

                          Index to Financial Statements

                                                                            Page
                                                                            ----
Report of Independent Auditors...............................................F-2
Balance sheet at December 31, 2003...........................................F-3
Statements of Operations for the year ended December 31, 2003, the eleven months ended March 31, 2001, and from
         April 9, 1998 (inception) through December 31, 2003.................F-4
Statement of Changes in Shareholders' Deficit for the period from April 9, 1998 (inception) through December 31, 2003............F-5
Statements of Cash Flows for the year ended December 31, 2003, and from April 9, 1998 (inception) through December 31, 2003........F-7
Notes to Financial Statements................................................F-8

                          VISTA EXPLORATION CORPORATION
                          (Formerly ICOP DIGITAL, INC.)
                          (A Development Stage Company)

                              Financial Statements

                                December 31, 2003

                       (with Independent Auditors' Report)


                          VISTA EXPLORATION CORPORATION
                          (Formerly ICOP DIGITAL, INC.)
                          (A Development Stage Company)

                                      INDEX

                                                                               Page
                                                                           ------------
Independent Auditors' Report....................................................F-2

Balance Sheets at June 30, 2004 (unaudited) and at December 31, 2003............F-3

Statements of Operations for the year ended December 31, 2003, from May 24, 2002 (inception) through December 31, 2002,
            from May 24, 2002 (inception) through December 31, 2003,
            for the six months ended June 30, 2004 and 2003 (unaudited) and from May 24, 2002 (inception) through June 30, 2004 (unaudited) ....F-4

Statement of Changes in Shareholders' Deficit
            from May 24, 2002 (inception) through December 31, 2003 and for the six monthe ended June 30, 2004 (unaudited)..................F-5


Statements of Cash Flows for the year ended December 31, 2003, from May 24, 2002 (inception) through December 31, 2002,
            from May 24, 2002 (inception) through December 31, 2003,
            for the six months ended June 30, 2004 and 2003 (unaudited) and from May 24, 2002 (inception) through June 30, 2004 (unaudited) ....F-7

Notes to Financial Statements...................................................F-9






                                       F-1


                          Independent Auditors' Report


The Board of Directors
Vista Exploration Corporation (formerly ICOP Digital, Inc.):


We have audited the accompanying balance sheet of Vista Exploration Corporation
(formerly ICOP Digital, Inc.) (a development stage company) as of December 31,
2003, and the related statements of operations, changes in shareholders' deficit, and cash flows for the year ended December 31, 2003, the period from May 24, 2002 (inception) through December 31, 2002 and the period from May 24,
2002 (inception) through December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vista Exploration Corporation
(formerly ICOP Digital, Inc.) as of December 31, 2003, and the results of its operations and its cash flows for the year ended December 31, 2003, the period from May 24, 2002 (inception) through December 31, 2002 and the period from May
24, 2002 (inception) through December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's significant operating losses since inception raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




/s/ Cordovano and Honeck, P.C.
------------------------------
Cordovano and Honeck, P.C.

Denver, Colorado
March 26, 2004


                                       F-2

                                             VISTA EXPLORATION CORPORATION
                                             (Formerly ICOP DIGITAL, INC.)
                                             (a development stage company)
                                                     Balance Sheets

                                                                                           June 30,      December 31,
                                                                                             2004           2003
                                                                                          -----------    -----------
                                                                                           (Unaudited)
                                            Assets

Cash ..................................................................................   $     6,186    $   118,780
Investment in unconsolidated subsidiary, at cost (Note 3) .............................          --          250,000
Other receivable, net .................................................................          --            5,400
Property & equipment, at cost, net of accumulated depreciation (Note 4) ...............       110,115         25,959
Other Assets:
    Deferred patent application costs .................................................        47,865           --
    Deposits ..........................................................................          --            3,000
                                                                                          -----------    -----------
         Total assets .................................................................   $   164,166    $   403,139
                                                                                          ===========    ===========


                            Liabilities and Stockholders' Deficit

Liabilities:
    Accounts and notes payable:
      Accounts payable and accrued liabilities ........................................   $ 1,955,342    $ 1,901,469
      Notes payable:
         Related parties (Note 2) .....................................................       190,066        200,000
         Other (Note 5) ...............................................................        21,696           --
    Due to related parties (Note 2) ...................................................          --           33,878
    Accrued interest payable, related parties (Note 2) ................................          --            2,762
                                                                                          -----------    -----------
         Total Liabilities ............................................................     2,167,104      2,138,109
                                                                                          -----------    -----------

Commitments (Note 7) ..................................................................          --             --

Stockholders' Deficit (Note 6):
    Preferred stock, no par value, 5,000,000 shares authorized
      183,333 (unaudited) and -0- shares issued and outstanding, respectively .........     1,099,998           --
    Common stock, no par value, 50,000,000 shares authorized,
      15,942,000 (unaudited) and 16,367,000 shares issued and outstanding, respectively     2,706,268      3,131,268
    Stock options outstanding - 500,000 ...............................................        90,000         90,000
      Accumulated other comprehensive loss-foreign currency translation ...............       (37,878)       (75,581)
      Accumulated deficit .............................................................    (5,861,326)    (4,880,657)
                                                                                          -----------    -----------

         Total Stockholders' Deficit ..................................................    (2,002,938)    (1,734,970)
                                                                                          -----------    -----------

         Total Liabilities and Stockholders' Deficit ..................................   $   164,166    $   403,139
                                                                                          ===========    ===========


                                    See accompanying notes to financial statements

                                                          F-3

                                     VISTA EXPLORATION CORPORATION
                                     (Formerly ICOP DIGITAL, INC.)
                                     (a development stage company)
                                        Statements of Operations


                                                                              May 24,2002
                                                                              (Inception)
                                                                                through
                                                       Year Ended             December 31,
                                                       December 31,    ----------------------------
                                                          2003            2002            2003
                                                       ------------    ------------    ------------
Operating Expenses
    Selling, General and administrative ............   $  1,005,264    $    258,429    $  1,263,693
    Stock based compensation (Note 7)
         Public relations and design services ......         50,000         100,000         150,000
    Research and Development .......................      2,828,113         178,003       3,006,116
    Equity in losses of equity-method investee,
     net (Note 3) ..................................        450,000            --           450,000
                                                       ------------    ------------    ------------
Total Operating Expenses ...........................      4,333,377         536,432       4,869,809
                                                       ------------    ------------    ------------

Loss from Operations ...............................     (4,333,377)       (536,432)     (4,869,809)

Other income (expenses):
    Loss on foreign currency translation ...........         (4,221)           --            (4,221)
    Gain on restructure of trade debt (Note 9) .....           --              --              --
    Interest (Expense) .............................         (5,444)         (1,183)         (6,627)
                                                       ------------    ------------    ------------

         Loss before  income taxes .................     (4,343,042)       (537,615)     (4,880,657)

Provision for income taxes (Note 6) ................           --              --              --
                                                       ------------    ------------    ------------

Net Loss ...........................................   $ (4,343,042)   $   (537,615)   $ (4,880,657)
                                                       ============    ============    ============

Basic and diluted Loss Per Share ...................   $      (0.32)   $      (0.07)
                                                       ============    ============

Basic and Diluted Weighted Average
   Common Shares Outstanding .......................     13,435,832       7,341,944
                                                       ============    ============

                                                F-4


                                     VISTA EXPLORATION CORPORATION
                                     (Formerly ICOP DIGITAL, INC.)
                                     (a development stage company)
                                        Statements of Operations
                                              (Continued)


                                                                                       May 24, 2002
                                                            Six months ended           (Inception)
                                                                 June 30,                through
                                                       ----------------------------      June 30,
                                                           2004            2003            2004
                                                       ------------    ------------    ------------
                                                       (Unaudited)     (Unaudited)     (Unaudited)

    Selling, General and administrative ............   $    859,512    $    397,468    $  2,123,205
    Stock based compensation (Note 7)
         Public relations and design services ......           --            50,000         150,000
    Research and Development .......................        605,620         262,765       3,611,736
    Equity in losses of equity-method investee,
     net (Note 3) ..................................           --            96,455         450,000
                                                       ------------    ------------    ------------
Total Operating Expenses ...........................      1,465,132         806,688       6,334,941
                                                       ------------    ------------    ------------

Loss from Operations ...............................     (1,465,132)       (806,688)     (6,334,941)

Other income (expenses):
    Loss on foreign currency translation ...........           --              --            (4,221)
    Gain on restructure of trade debt (Note 9) .....        485,482            --           485,482
    Interest (Expense) .............................         (1,019)         (2,556)         (7,646)
                                                       ------------    ------------    ------------

         Loss before  income taxes .................       (980,669)       (809,244)     (5,861,326)

Provision for income taxes (Note 6) ................           --              --              --
                                                       ------------    ------------    ------------

Net Loss ...........................................   $   (980,669)   $   (809,244)   $ (5,861,326)
                                                       ============    ============    ============

Basic and diluted Loss Per Share ...................   $      (0.06)   $      (0.06)
                                                       ============    ============

Basic and Diluted Weighted Average
   Common Shares Outstanding .......................     16,095,177      12,799,048
                                                       ============    ============


                           See accompanying notes to financial statements

                                             F-4(Con't)

                                    VISTA EXPLORATION CORPORATION
                                    (Formerly ICOP DIGITAL, INC.)
                                    (a development stage company)
                            Statement of Changes in Shareholders' Deficit


                                                   Preferred Stock              Common  Stock
                                              -------------------------   -------------------------
                                                 Shares       Amount        Shares         Amount
                                              -----------   -----------   -----------   -----------

Balance at May 24, 2002 (inception) .......          --     $      --            --     $      --

June to August 2002, shares sold in private
  placement offering ($.01/share)
  (Note 6) ................................          --            --      10,620,000   *   106,200
September 2002, shares sold in private
  placement offering ($.10/share)
  (Note 6) ................................          --            --       1,000,000   *   100,000
October to November 2002, shares sold in
  private placement offering ($1.00/share)
  (Note 6) ................................          --            --         150,000   *   150,000
December 2002, shares issued in exchange
  for public relations services
  ($1.00/share) (Note 6) ..................          --            --         100,000   *   100,000

Net loss for the period ended
  December 31, 2002 .......................          --            --            --            --
                                              -----------   -----------   -----------   -----------

Balance at December 31, 2002 ..............          --            --      11,870,000       456,200

January to December 2003, shares sold in
  private placement offering
  ($1.00/share), net of offering costs of
  $22,500 (Note 6) ........................          --            --       1,946,000   * 1,923,500
February 2003, shares issued in exchange
  for equipment installation services
  ($1.00/share)(Note 6) ...................          --            --          11,000   *    11,000
February 2003, shares issued in exchange
  for design services ($1.00/share)
  (Note 6) ................................          --            --          50,000   *    50,000
February 2003, shares issued to acquire
  McCoy's Law Line, Inc. ($1.00/share)
  (Note 1) ................................          --            --         700,000   *   700,000
Stock options issued in exchange for
  services provided .......................          --            --            --            --
                                              -----------   -----------   -----------   -----------
Balance at December 30, 2003, prior
  to merger ...............................          --            --      14,577,000     3,140,700


                                                F-5

                                    VISTA EXPLORATION CORPORATION
                                   (Formerly ICOP DIGITAL, INC.)
                                   (a development stage company)
                            Statement of Changes in Shareholders' Deficit
                                            (Continued)


                                                                Accumulated
                                                                   Other
                                                    Stock      Comprehensive Accumulated
                                                   Options         Loss        Deficit         Total
                                                 -----------   -----------   -----------    -----------

Balance at May 24, 2002 (inception) .......      $      --     $      --      $      --      $      --

June to August 2002, shares sold in private
  placement offering ($.01/share)
  (Note 6) ................................             --            --             --          106,200
September 2002, shares sold in private
  placement offering ($.10/share)
  (Note 6) ................................             --            --             --          100,000
October to November 2002, shares sold in
  private placement offering ($1.00/share)
  (Note 6) ................................             --            --             --          150,000
December 2002, shares issued in exchange
  for public relations services
  ($1.00/share) (Note 6) ..................             --            --             --          100,000

Net loss for the period ended
  December 31, 2002 .......................             --            --         (537,615)      (537,615)
                                                 -----------   -----------    -----------    -----------

Balance at December 31, 2002 ..............             --            --         (537,615)       (81,415)

January to December 2003, shares sold in
  private placement offering
  ($1.00/share), net of offering costs of
  $22,500 (Note 6) ........................             --            --             --        1,923,500
February 2003, shares issued in exchange
  for equipment installation services
  ($1.00/share)(Note 6) ...................             --            --             --           11,000
February 2003, shares issued in exchange
  for design services ($1.00/share)
  (Note 6) ................................             --            --             --           50,000
February 2003, shares issued to acquire
  McCoy's Law Line, Inc. ($1.00/share)
  (Note 1) ................................             --            --             --          700,000
Stock options issued in exchange for
  services provided .......................           90,000          --             --           90,000
                                                 -----------   -----------    -----------    -----------
Balance at December 30, 2003, prior
  to merger ...............................           90,000          --         (537,615)     2,693,085



               * Restated, as explained in Note 1


                           See accompanying notes to financial statements

                                            F-5 (Con't)

                                    VISTA EXPLORATION CORPORATION
                                   (Formerly ICOP DIGITAL, INC.)
                                   (a development stage company)
                            Statement of Changes in Shareholders' Deficit


                                                         Preferred Stock             Common  Stock
                                                    -------------------------   --------------------------
                                                      Shares        Amount        Shares         Amount
                                                    -----------   -----------   -----------    -----------

December 31, 2003, shares issued
  in conjunction with merger with
  ICOP Digital, Inc. (Note 1) ...................          --            --       1,790,000         (9,432)
Unrealized effect of the change
  in foreign currency exchange
  rates .........................................          --            --            --             --
Net loss for the year ended
    December 31, 2003 ...........................          --            --            --             --
                                                    -----------   -----------   -----------    -----------

Balance at December 31, 2003 ....................          --            --      16,367,000    $ 3,131,268
                                                    -----------   -----------   -----------    -----------

January to June 2004, shares sold
  in private placement offering
  ($1.00/share) (unaudited) .....................          --            --         225,000        225,000
January 2004, shares issued in
  exercise of options
  ($1.00/share) (unaudited) .....................          --            --          50,000         50,000
January to March 2004, preffered
 shares sold in private placement
 offering ($6.00/share)
 (unaudited) ....................................       183,333     1,099,998          --             --
March 2004, shares received to
 divest McCoy's Law Line,
 Inc. ($1.00/share) (unaudited) .................          --            --        (700,000)      (700,000)
Unrealized effect of the change
 in foreign currency exchange
 rate (unaudited) ...............................          --            --            --             --
Net loss for the six months
 ended June 30, 2004
 (unaudited) ....................................          --            --            --             --
                                                    -----------   -----------   -----------    -----------
Balance at June 30, 2004
  (unaudited) ...................................       183,333   $ 1,099,998    15,942,000    $ 2,706,268
                                                    ===========   ===========   ===========    ===========


                                                     F-6

                                         VISTA EXPLORATION CORPORATION
                                         (Formerly ICOP DIGITAL, INC.)
                                         (a development stage company)
                                 Statement of Changes in Shareholders' Deficit
                                                (Continued)


                                                                  Accumulated
                                                                    Other
                                                      Stock      Comprehensive   Accumulated
                                                      Options        Loss          Deficit         Total
                                                     ----------   -----------    -----------    -----------

December 31, 2003, shares issued
  in conjunction with merger with
  ICOP Digital, Inc. (Note 1) ...................          --            --             --           (9,432)
Unrealized effect of the change
  in foreign currency exchange
  rates .........................................          --         (75,581)          --          (75,581)
Net loss for the year ended
    December 31, 2003 ...........................          --            --       (4,343,042)    (4,343,042)
                                                    -----------   -----------    -----------    -----------

Balance at December 31, 2003 ....................   $    90,000   $   (75,581)   $(4,880,657)   $(1,734,970)
                                                    -----------   -----------    -----------    -----------

January to June 2004, shares sold
  in private placement offering
  ($1.00/share) (unaudited) .....................          --            --             --          225,000
January 2004, shares issued in
  exercise of options
  ($1.00/share) (unaudited) .....................          --            --             --           50,000
January to March 2004, preffered
 shares sold in private placement
 offering ($6.00/share)
 (unaudited) ....................................          --            --             --        1,099,998
March 2004, shares received to
 divest McCoy's Law Line,
 Inc. ($1.00/share) (unaudited) .................          --            --             --         (700,000)
Unrealized effect of the change
 in foreign currency exchange
 rate (unaudited) ...............................          --          37,703           --           37,703
Net loss for the six months
 ended June 30, 2004
 (unaudited) ....................................          --            --         (980,669)      (980,669)
                                                    -----------   -----------    -----------    -----------
Balance at June 30, 2004
  (unaudited) ...................................   $    90,000   $   (37,878)   $(5,861,326)   $(2,002,938)
                                                    ===========   ===========    ===========    ===========



                                See accompanying notes to financial statements

                                                  F-6(Con't)

                                                    VISTA EXPLORATION CORPORATION
                                                    (Formerly ICOP DIGITAL, INC.)
                                                    (a development stage company)
                                                       Statements of Cash Flows


                                                                     May 24,2002
                                                                     (Inception)                                        May 24, 2002
                                                                       through                Six months ended           (Inception)
                                              Year Ended            December 31,                   June 30,                through
                                             December 31,   --------------------------    --------------------------      June 30,
                                                2003            2002            2003         2004           2003            2004
                                             -----------    -----------    -----------    -----------    -----------    -----------
                                                                                          (Unaudited)    (Unaudited)    (Unaudited)
Cash Flows From Operating Activities:
  Net Income (loss) ......................   $(4,343,042)   $  (537,615)   $(4,880,657)   $  (980,669)   $  (809,244)   $(5,861,326)
  Adjustments to reconcile net loss
  to net cash used in operating
  activities:
     Depreciation ........................        17,556          5,352         22,908         13,197          8,442         36,105
     Book value of equipment retired .....        27,103           --           27,103          1,734           --           28,837
     Stock based compensation
         (Notes 1 and 7) .................        50,000        100,000        150,000           --           50,000        150,000
     Loss on unconsolidated
     subsidiary ..........................       450,000           --          450,000           --           96,455        450,000
     Gain on restructured trade debt .....          --             --             --         (485,482)          --         (485,482)
     Stock options issued ................        90,000           --           90,000           --             --           90,000
     Changes in operating liabilities:
       Increase in accounts receivable
         and prepaid  expenses ...........           226         (5,626)        (5,400)         5,400        (27,884)          --
       Increase (decrease) in accounts
         payable and accrued liabi1ities .     1,756,649         72,002      1,828,651        574,295        (55,330)     2,402,946
                                             -----------    -----------    -----------    -----------    -----------    -----------
Net Cash Used in
   Operating Activities ..................    (1,951,509)      (365,887)    (2,317,396)      (871,525)      (737,561)    (3,188,921)
                                             -----------    -----------    -----------    -----------    -----------    -----------

Cash Flows From Investing Activities:
   Purchase of property and
    equipment ............................       (20,626)       (44,344)       (64,970)       (26,678)        (4,560)       (91,648)
   Liabilities assumed in
    recapitalization (Note1) .............         9,432           --            9,432           --             --            9,432
   Payment of patent costs ...............          --             --             --          (47,866)          --          (47,866)
   Investment in subsidiary ..............          --             --             --         (450,000)          --         (450,000)
   Deposits ..............................          --           (3,000)        (3,000)         3,000           --             --
                                             -----------    -----------    -----------    -----------    -----------    -----------
Net Cash Used in
    Investing Activities .................       (11,194)       (47,344)       (58,538)      (521,544)        (4,560)      (580,082)

Cash Flows From Financing Activities:
  Proceeds from sale of common stock .....     1,923,500        356,200      2,279,700        275,000        813,500      2,554,700
  Proceeds from issuance of notes
    payable ..............................       374,418         77,813        452,231        225,000           --          677,231
  Principal payments on notes
    payable ..............................      (214,717)          --         (214,717)      (319,523)        (2,813)      (534,240)
  Proceeds from the sale of
    preferred stock ......................          --             --             --        1,099,998           --        1,099,998
  Payment of offering costs ..............       (22,500)          --          (22,500)          --          (22,500)       (22,500)
                                             -----------    -----------    -----------    -----------    -----------    -----------
Net Cash Provided By Financing
Activities ...............................     2,060,701        434,013      2,494,714      1,280,475        788,187      3,775,189
                                             -----------    -----------    -----------    -----------    -----------    -----------
Net change in cash .......................        97,998         20,782        118,780       (112,594)        46,066          6,186

Cash, beginning of period ................        20,782           --             --          118,780         20,782           --
                                             -----------    -----------    -----------    -----------    -----------    -----------

Cash, end of period ......................   $   118,780    $    20,782    $   118,780    $     6,186    $    66,848    $     6,186
                                             ===========    ===========    ===========    ===========    ===========    ===========


                                           See accompanying notes to financial statements

                                                               F-7

                                              VISTA EXPLORATION CORPORATION
                                              (Formerly ICOP DIGITAL, INC.)
                                              (a development stage company)
                                                Statements of Cash Flows


                                                         May 24,2002
                                                         (Inception)                                     May 24, 2002
                                                           through                Six months ended        (Inception)
                                    Year Ended            December 31,                   June 30,           through
                                    December 31,   -------------------------  --------------------------    June 30,
                                        2003           2002          2003          2004          2003         2004
                                    -----------    -----------   -----------   -----------   -----------   ----------
                                                                               (Unaudited)   (Unaudited)   (Unaudited)

Supplemental disclosure of cash
 flow information:
Interest ...........................$     3,229    $       848   $     4,077   $     3,568   $     2,558   $    7,645
                                    ===========    ===========   ===========   ===========   ===========   ==========
  Income taxes .....................$      --      $      --     $      --     $      --     $      --     $     --
                                    ===========    ===========   ===========   ===========   ===========   ==========

Non-cash investing and
financing activities
  Subsidiary acquired with
  stock ............................$   700,000    $      --     $   700,000   $      --     $   700,000   $  700,000
                                    ===========    ===========   ===========   ===========   ===========   ==========
  Subsidiary divested for
  stock ............................$      --      $      --     $      --     $  (700,000)  $      --     $ (700,000)
                                    ===========    ===========   ===========   ===========   ===========   ==========
  Foreign currency translation .....$    75,581    $      --     $    75,581   $   (37,703)  $      --     $   37,878
                                    ===========    ===========   ===========   ===========   ===========   ==========
  Equipment acquired with
  stock ............................$    11,000    $      --     $    11,000   $      --     $      --     $   11,000
                                    ===========    ===========   ===========   ===========   ===========   ==========
  Equipment acquired with notes
  payable ..........................$      --      $      --     $      --     $    72,408   $      --     $   72,408
                                    ===========    ===========   ===========   ===========   ===========   ==========


                                     See accompanying notes to financial statements

                                                           F-8

                          VISTA EXPLORATION CORPORATION
                          (Formerly ICOP DIGITAL, INC.)
                          (A development stage company)
                          Notes to Financial Statements


Note 1: Nature of Operations, Merger, and Summary of Significant Accounting Policies

Operations and Merger

Vista Exploration Corporation (formerly ICOP Digital, Inc.) (the "Company"), was incorporated in May 2002 in Nevada. It is a development stage enterprise engaged in the design, development and marketing of an in-car video recorder system for use in the law enforcement industry. No in-car video units have been sold. The Company's offices are located in Overland Park, Kansas.

Certain changes have been made to the prior year's financial statements in order to conform to the current year's presentation.

In February 2003, the Company purchased all of the issued and outstanding common stock of McCoy's Law Line, Inc. ("McCoy's"). The primary reason for the purchase was to permit ICOP to sell and distribute law enforcement-related products in addition to its in-car digital video record system. The purchase price consisted of 700,000 shares of ICOP common stock valued at $1.00 per share by the Company's Board of Directors based on contemporaneous stock sales to unrelated third parties.

Effective December 31, 2003, ICOP Digital, Inc. (ICOP) exchanged 100 percent of its outstanding shares of common stock for 14,577,000 shares of the common stock of Vista Exploration Corporation ("Vista".) On January 13, 2004, the two companies completed the merger. For clarity of disclosure, these financial statements have been prepared as if the transaction was completed December 31, 2003. The acquisition has been treated as a recapitalization of ICOP, with Vista the legal surviving entity. Since Vista had, prior to the recapitalization of ICOP, no assets and net liabilities (consisting principally of accounts payable) and no operations, the recapitalization has been accounted for as the sale of 1,790,000 shares of ICOP common stock for the net liabilities of Vista. The historical financial statements presented herein are those of ICOP. Costs of the transaction have been charged to the period.

Basis of Presentation

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements, the Company has suffered significant losses since inception. This factor, among others, may indicate that the Company will be unable to continue as a going concern.

Management plans to continue to sell common stock to raise capital for research and development and operations. In addition, the Company plans to seek debt financing to support the manufacture and import of its new products as they come to market. In the longer term, the Company plans to expand its acquired operations, commence sale of its new products and become profitable. There is no assurance that the Company's new products will gain market acceptance or that the Company will attain profitability.

The financial statements do not include any adjustments relating to the recoverability and classification of assets and/or liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to meet its obligations on a timely basis, and, ultimately to attain profitability.

                          VISTA EXPLORATION CORPORATION
                          (Formerly ICOP DIGITAL, INC.)
                          (A development stage company)
                          Notes to Financial Statements


Unaudited Financial Information

The accompanying financial information as of june 30, 2004 and for the six months ended June 30, 2004 and 2003 is unaudited. In the opinion of management, all normal and recurring adjustments which are necessary to provide a fair presentation of operating results for the six months ended June 30, 2004 and 2003 have been made. The results of operations for the six months ended June 30, 2004 are not necessarily indication of the results to be expected for the year.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid securities with original maturities of three months or less when acquired to be cash equivalents. There were no cash equivalents at December 31, 2003.

Investment in Unconsolidated Subsidiary

Such investments are accounted for using the equity method of accounting if the investment in a majority-owned company is considered temporary. The Company reflects its investment in equity-method investees on the balance sheet as "Investment in unconsolidated subsidiary" and its share of the investees' earnings or losses as "Equity in losses of equity-method investee, net" on the statements of operations.

Property and Equipment

Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, generally ranging from three to five years. Property and equipment under capital leases are stated at the present value of minimum lease payments and are amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the assets or the term of the lease, whichever is shorter. The recoverability of property and equipment is evaluated whenever indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. No impairment charges have been recorded for the year ended December 31, 2003 and the period from May 24, 2002 (inception) through December 31, 2002.

Impairment of Long-lived Assets

We review long-lived assets and identifiable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. We ssess these assets for impairment based on estimated undiscounted future cash flows from these assets. If the carrying value of the assets exceeds the estimated future undiscounted cash flows, a loss is recorded for the excess of the asset's carrying value over the fair value. We did not recognize any impairment loss for long-lived assets in fiscal 2004, 2003 or 2002.

Research and Development

         Research and development costs are charged to the expense, as incurred.

                          VISTA EXPLORATION CORPORATION
                          (Formerly ICOP DIGITAL, INC.)
                          (A development stage company)
                          Notes to Financial Statements


Deferred patent application cost

Legal expenses incurred in preparation of patent application have been deferred and will be amortized over the useful life of granted patents. Costs incurred in preparation of applications that are not granted will be charged to expense at that time.

Income Taxes

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Statement No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Foreign Currency

The Company outsourced certain research and development to a Japanese firm. Services and products were billed to the Company in the local currency. Liabilities in foreign currencies are translated at exchange rates prevailing at the balance sheet date. Costs and expenses are translated into United States dollars at average exchange rates for the period. Gains and losses resulting from translation are accumulated as a component of other comprehensive income
(loss). Realized gains and losses from foreign currency transactions are recognized as other income.

Comprehensive Loss

Comprehensive loss includes all changes in equity (net assets) during a period from non-owner sources. The change in accumulated other comprehensive income for all periods presented resulted from foreign currency translation losses.

Stock-based Compensation

The Company accounts for stock-based compensation arrangements in accordance with Statement of financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of Accounting Principle Board ("APB") Opinion No. 25 and provide pro forma net earnings (loss) disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123. For options granted prior to the merger with ICOP, the fair value of option grants was determined using the Black-Scholes option pricing model with a zero volatility assumption. For options granted subsequent to the merger, the fair value of option grants was determined using the Black-Scholes option pricing model with volatility assumptions based on actual or expected fluctuations in the price of our common stock.

Generally accepted accounting principles require companies who choose to account for stock option grants using the intrinsic value method to also determine the fair value of option grants using an option pricing model, such as the Black-Scholes model, and to disclose the impact of fair value accounting in a note to the financial statements. In December 2002, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation Transition and Disclosure, an Amendment of FASB Statement No. 123." The Company did not elect to voluntarily change to the fair value based method of accounting for stock based employee compensation and record such amounts as charges to operating expense.

                          VISTA EXPLORATION CORPORATION
                          (Formerly ICOP DIGITAL, INC.)
                          (A development stage company)
                          Notes to Financial Statements


The Company accounts for stock-based arrangements issued to non-employees using the fair value based method, which calculates compensation expense based on the fair value of the stock option granted using the Black-Scholes option pricing model at the date of grant, or over the period of performance, as appropriate.

    Risk-free interest rate..........................     1.98%
    Dividend yield...................................     0.00%
    Volatility factor................................    10.00%
    Weighted-average expected life...................   4 years

Loss per Common Share

The Company reports loss per share using a dual presentation of basic and diluted loss per share. Basic loss per share excludes the impact of common stock equivalents. Diluted loss per share uses the average market price per share when applying the treasury stock method in determining common stock equivalents. However, the Company has a simple capital structure for the period presented and, therefore, there is no variance between the basic and diluted loss per share.

Concentrations

During the year ended and as of December 31, 2003, one supplier accounted for 84% of the Company's research and development costs.

Fair Value of Financial Instruments

The Company has determined, based on available market information and appropriate valuation methodologies, the fair values of its financial instruments approximate carrying values. The carrying amounts of cash, receivables, payables, and other current liabilities at December 31, 2003 approximate fair value due to the short-term maturity of the instruments. At December 31, 2003, based on rates for similar types of debt, the fair value of notes payable, related party was not materially different from its carrying amount.

Note 2: Related Party Transactions

Notes payable to related parties consisted of unsecured advances made to the Company under promissory note agreements for working capital purposes and accrued interest at from 8 to 10 percent thereon. The notes payable and related interest is due on demand. During the year ended December 31, 2003, shareholders and affiliates advanced $304,000 to the Company and during that period the Company repaid $104,000. $200,000 was owed to one shareholder as of December 31, 2003. The Company recorded interest expense of $5,515 and $-0- on the notes for the year ended December 31, 2003 and the period from May 24, 2002 (inception) through December 31, 2002, respectively, and $586 (unaudited) for the six months ended June 30, 2004. Accrued interest payable to a related party is $2,762 as of December 31, 2003. During the six months ended June 30, 2004, the $200,000 shareholder note was repaid including accrued interest and other shareholders advanced $250,066 (unaudited) to the Company under non-interest bearing demand notes against which the Company repaid $60,000 (unaudited).

                          VISTA EXPLORATION CORPORATION
                          (Formerly ICOP DIGITAL, INC.)
                          (A development stage company)
                          Notes to Financial Statements


The Company purchased equipment totalling $5,250 from a shareholder during the year ended December 31, 2003 and during the six months ended June 30, 2004, purchased furnishings and equipment from a company owned by a shareholder for a total price of $50,066 (unaudited). The prices paid were the predecessor's depreciated cost, which the board of directors determined to represent the fair value of the property.

The Company pays an automobile lease payment of $720 per month on behalf of the Chairman of the Board. Total payments related to the lease were $6,100 in 2003 and $4,320 (unaudited) in the six months ended June 30, 2004.

The Company paid consulting fees totalling $16,000 to a shareholder during the year ended December 31, 2003.

During 2003, certain shareholders advanced to the Company $70,418 for working capital. The Company repaid $36,541 to those shareholders during the same period. The advances are interest free and are due as cash becomes available. The Company owed the shareholders $33,877 as of December 31, 2003 which was repaid in 2004.

Note 3: Investment in Unconsolidated Subsidiary

Summarized financial information for the Company's investment in its unconsolidated subsidiary, McCoy's Law line, Inc. is as follows as of December 31, 2003:

Financial position information:
    Current assets .............   $   753,932
    Noncurrent assets ..........   $    16,296
    Current liabilities ........   $ 1,555,050
    Noncurrent liabilities .....   $      --
    Net worth ..................   $  (784,822)

Operating statement information:
    Revenues ...................   $ 4,541,883
    Operating loss .............   $  (760,505)
    Net loss ...................   $  (806,938)


The Company's share of McCoy's Law Line, Inc. net loss for 2003 is $450,000.

In March, 2004, the Company transferred $450,000 (unaudited) to McCoy's Law Line, Inc. The Company also sold its entire investment in this subsidiary to McCoy's original owners in exchange for the 700,000 shares of ICOP common stock that the Company had paid for the original purchase. No gain or loss was recorded in 2004 from this investment or disposition of this investment.


Note 4: Property and Equipment

Property and equipment consisted of the following:

                          VISTA EXPLORATION CORPORATION
                          (Formerly ICOP DIGITAL, INC.)
                          (A development stage company)
                          Notes to Financial Statements


                                                         June 30,   December 31,
                                                           2004          2003
                                                         ---------    ---------
                                                        (unaudited)
Equipment ............................................   $  97,489    $  22,570
Furniture ............................................      32,258       10,691
Leasehold improvements ...............................       3,424        9,281
                                                         ---------    ---------
                                                           133,171       42,542
                       Less: accumulated depreciation      (23,056)     (16,583)
                                                         ---------    ---------
                                                         $ 110,115    $  25,959
                                                         =========    =========


Depreciation expense was $17,556 and $5,352 for the year ended December 31, 2003 and the period from May 24, 2002 (inception) through December 31, 2002, respectively, and $13,197 (unaudited) for the six months ended June 30, 2004


Note 5: Notes Payable

Notes payable at June 30, 2004 (unaudited) and December 31, 2003 consisted of the following:

                                                        June 30,   December 31,
                                                          2004         2003
                                                        -------      -------
                                                      (unaudited)
Six per cent note payable to Ford Motor Credit,
monthly payments of $429, collateralized by
a vehicle, due March, 2007 .........................    $21,696      $    --
                                                        -------      -------
                                 Total notes payable    $21,696      $    --
                                                        =======      =======


Note 6: Income Taxes

A reconciliation of the U.S. statutory federal income tax rate to the effective rate is as follows:

                                                                             May 24, 2002
                                                                             (Inception)
                                                               Year Ended      Through
                                                   June 30,    December 31,  December 31,
                                                     2004         2003          2002
                                                   --------     --------      --------
U.S. statuatory federal rate.....................       34%          34%           34%
State income tax rate, net of federal benefits...        3%           3%            3%
Net operating loss (NOL) for which no tax
   benefit is currently available................      -37%         -37%          -37%
                                                   --------     --------      --------
                                                         0%           0%            0%
                                                   ========     ========      ========

                                      F-14

                          VISTA EXPLORATION CORPORATION
                          (Formerly ICOP DIGITAL, INC.)
                          (A development stage company)
                          Notes to Financial Statements


At December 31, 2003, deferred taxes consisted of a net tax asset of $1,806,000 due to operating loss carryforwards of $4,881,000, which was fully allowed for, in the valuation allowance of $1,806,000. The valuation allowance offsets the net deferred tax asset for which there is no assurance of recovery. The changes in the valuation allowance for the year ended December 31, 2003 was $1,607,000.

At December 31, 2002, deferred taxes consisted of a net tax asset of $199,000, due to operating loss carryforwards of $538,000, which was fully allowed for, in the valuation allowance of $199,000. The valuation allowance offsets the net deferred tax asset for which there is no assurance of recovery. The change in the valuation allowance for the period from May 24, 2002 (inception) through December 31, 2002 was $199,000. Net operating loss carryforwards will expire through 2022.

The valuation allowance will be evaluated at the end of each year, considering positive and negative evidence about whether the asset will be realized. At that time, the allowance will either be increased or reduced; reduction could result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax asset is no longer impaired and the allowance is no longer required.

Should the Company undergo an ownership change, as defined in Section 382 of the Internal Revenue Code, the Company's tax net operating loss carryforwards generated prior to the ownership change will be subject to an annual limitation which could reduce or defer the utilization of those losses.

Note 7: Shareholders' Equity

Preferred Stock

Preferred stock may be issued in series. Designations, preferences, stated values, rights, qualifications or limitations are to be determined by the Board of Directors.

From January through March 2004, the Company sold 183,333 (unaudited) shares of convertible preferred stock for total proceeds of $1,099,998 (unaudited). These shares can each be converted into eight shares of common stock and carry a warrant that allows the purchase of an additional eight common shares at a price of $1.80 per share.

Stock Issued for Cash

From June through August, 2002, the Company sold an aggregate of 10,620,000 shares of its common stock to founders for a total of $106,200, or $.01 per share. The shares of common stock were sold in the absence of objectively determinable values.

In September, 2002, the Company sold an aggregate of 1,000,000 shares of its common stock to founders for a total of $100,000, or $.10 per share. The shares of common stock were sold in the absence of objectively determinable values.

During October and November 2002, the Company circulated a private offering memorandum relating to the private offering of up to 2.5 million shares of its common stock at $1.00 per share. The Company closed the offering after selling 150,000 shares of common stock for proceeds of $150,000.

                          VISTA EXPLORATION CORPORATION
                          (Formerly ICOP DIGITAL, INC.)
                          (A development stage company)
                          Notes to Financial Statements


From January to December 2003, the Company circulated a private offering memorandum relating to the private offering of up to 2 million shares of its common stock at $1.00 per share. The Company closed the offering after selling 1,946,000 shares of common stock for net proceeds of $1,923,500, after deducting offering costs totalling $22,500.

In 2004, the Company sold 225,000 (unaudited) shares of its common stock for a total of $225,000 (unaudited), or $1.00 per share. The shares of common stock were sold under a private offering memorandum relating to the private offering of up to 2 million shares of its common stock at $1.00 per share.

In January 2004, the Company sold 50,000 (unaudited) shares of its common stock for a total of $50,000 (unaudited), or $1.00 per share in exercise of stock options issued in 2002.

The securities sold have not been registered pursuant to the Securities Act of 1933, as amended (the "ACT"), nor have they been registered under the securities act of any state. These securities were offered pursuant to an exemption from registration requirements of the Act and exemptions from registration provided by applicable state securities laws. Management of the Company, who were not paid any commission or compensation for offering or selling the securities, sold the securities.

Stock Issued for Consideration Other than Cash

In December 2002, the Company issued 100,000 shares of its common stock for public relations services. The shares were valued by the Board of Directors at $1.00 per share based upon contemporaneous sales of stock for cash to unrelated third parties. Because the shares of common stock were not registered, the stock certificate bears a certain legend regarding transferability. The Company recorded compensation expense in the amount of $100,000.

In February 2003, the Company issued 11,000 and 50,000 shares of its common stock for equipment installation and design services. The shares w ere valued by the Board of Directors at $1.00 per share based upon contemporaneous sales of stock for cash to unrelated third parties. Because the shares of common stock were not registered, the stock certificates bear certain legends regarding transferability. The Company recorded an asset and compensation expense in the amounts of $11,000 and $50,000, respectively.

Stock Options Outstanding

The Company established a Stock Option Plan (the "Plan") in 2002 to attract and retain directors, officers, key employees and consultants. The plan permits the Board of Directors to grant (1) options to purchase common stock; (2) restricted stock awards, and (3) cash, shares of common stock or a combination of both.

The Company granted options to purchase a total of 2,000,000 shares of common stock to two employees in 2002. The Company valued the option at $-0- using the intrinsic value method, which calculates compensation expense based on the difference, if any, on the date of the grant, between the fair value of the stock and the option exercise price. Had the Company valued the options under the fair-value method and recognized stock-based compensation expense, the net loss for the year ended December 31, 2002 would have been $(652,115) instead of $(537,615), as reported.

The Company granted an option to purchase 500,000 shares of common stock to the president of ICOP in 2003. The Company valued the option using the intrinsic value method and recognized $90,000 in stock-based compensation expense in 2003. These options were cancelled in 2004 when the holder of the options resigned.

                          VISTA EXPLORATION CORPORATION
                          (Formerly ICOP DIGITAL, INC.)
                          (A development stage company)
                          Notes to Financial Statements


The Company granted options to purchase a total of 300,000 shares of common stock to two employees in 2004. The Company valued the option at $-0- using the intrinsic value method, which calculates compensation expense based on the difference, if any, on the date of the grant, between the fair value of the stock and the option exercise price. Had the Company valued the options under the fair-value method and recognized stock-based compensation expense, the net loss for the six months ended June 30, 2004 would have been $(1,020,669) instead of $(980,669), as reported.

Proforma effect of fair value treatment of stock options would be as follows:

Period ended              December 31, 2002   December 31, 2003   June 30, 2004
------------              -----------------   -----------------   -------------
                                                                    Unaudited
Net loss as reported         $  (537,615)        $(4,343,042)     $  (980,669)
Value of stock options          (114,500)               --            (40,000)
Proforma net loss            $  (652,115)        $(4,343,042)     $(1,020,669)


                               Options Outstanding and Exercisable
                               -----------------------------------  Weighted Average
                                   Number of    Exercise Price       Exercise Price
                                     Shares       Per Share            Per Share
                                   ----------    -----------          ----------
Balance at May 24, 2002..........       --       $   --               $    --
   Options granted...............   2,000,000    $  1.00              $   1.00
   Options exercised.............       --       $   --               $    --
   Options canceled..............       --       $   --               $    --
                                   ----------    -----------          ----------

Balance at December 31, 2002.....   2,000,000    $  1.00              $   1.00
   Options granted...............     500,000    $  1.00              $   1.00
   Options exercised.............       --       $   --               $    --
   Options cancelled.............       --       $   --               $    --
                                   ----------    -----------          ----------

Balance at December 31, 2003.....   2,500,000    $  1.00              $   1.00
   Options granted (unaudited)...     300,000    $  1.00              $   1.00
   Options exercised (unaudited).     (50,000)   $  1.00              $   1.00
   Options cancelled (unaudited).    (500,000)   $  1.00              $   1.00
                                   ----------    -----------          ----------

Balance at June 30, 2004.........   2,250,000    $  1.00              $   1.00
   (unaudited)                     ==========    ===========          ==========


Note 8: Commitments

Operating Lease Arrangements

The Company leases office space in Overland Park, Kansas under an operating lease expiring in 2006. Future minimum payments due under the noncancellable lease are as follows:

                                      F-17

                          VISTA EXPLORATION CORPORATION
                          (Formerly ICOP DIGITAL, INC.)
                          (A development stage company)
                          Notes to Financial Statements


Year ending December 31:
------------------------
    2004...............................     $  55,962
    2005...............................        55,962
    2006...............................        55,962
                                            ---------
                                            $ 167,886
                                            =========


Rent expense was $79,128 and $16,206 for the year ended December 31, 2003 and the period from May 24, 2002 (inception) through December 31, 2002, respectively, and $57,982 (unaudited) for the six months ended June 30, 2004

Royalty Payments

The Company agreed to pay a royalty payment of $100 per unit for the first 1,000 in-car video units sold.

Note 9: Gain on Restructure of Trade Debt

In June 2004, the Company negotiated a reduction of $485,482 in the amount it had been billed by a contractor in 2003 for research and development costs. Accounts payable and accrued liabilities have been reduced by this amount and it is separately included in the Statement of Operations for the six months ended June 30, 2004.

                          VISTA EXPLORATION CORPORATION


                         790,000 Shares of Common Stock


                                ----------------
                                   PROSPECTUS
                                ----------------


                                  ______, 2004


You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling security holders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

Until _________, 2004 (25 days after the commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be requested to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.



                PART II - Information Not Required In Prospectus

Item 24.  Indemnification of Directors and Officers.

     The Registrant's Articles of Incorporation eliminate the personal liability of its directors to the Registrant or its shareholders for monetary damages for breach of fiduciary duty to the extent permitted by Colorado law. The Colorado
Business Corporation Act does not eliminate personal liability for monetary damages for (i) any breach of the director's duty of loyalty to the Registrant or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) voting for or assenting to a distribution in violation of Colorado law or the Registrant's
Articles of Incorporation, or (iv) any transaction from which the director directly or indirectly derived an improper personal benefit.

     The Registrant's Articles of Incorporation and Bylaws provide that the Registrant shall indemnify its officers and directors to the extent permitted by Colorado law, which authorizes a corporation to indemnify directors, officers, employees or agents of the corporation in non-derivative suits if such party acted in good faith and in a manner such party reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Colorado Business Corporation Act further provides that indemnification shall be provided if the party in question is wholly successful, on the merits or otherwise.

     There is no litigation pending, and neither the Registrant nor any of its directors know of any threatened litigation, which might result in a claim for indemnification by any director or officer.

Item 25.  Other Expenses of Issuance and Distribution.

     The estimated expenses of the offering, all of which are to be borne by the Registrant, are as follows:

     Total Registration Fee under Securities Act of 1933            $90.00
     Printing and Engraving                                        $10,000*
     Accounting Fees and Expenses                                  $10,000*
     Legal Fees and Expenses                                       $50,000*
     Blue Sky Fees and Expenses (including related legal fees)      $3,000*
     Transfer Agent Fees                                            $1,000*
     Miscellaneous                                                  $6,000*

     Total                                                         $80,100*

* Estimated

Item 26.  Recent Sales of Unregistered Securities.

         Since its inception, the Registrant has sold securities which were not registered as follows:

        Date                                 Name                            No. of Shares              Consideration
        ----                                 ----                            -------------              -------------

(1) April 11, 1998           Corporate Management Services, Inc.*               1,000,000           Management services and
                                                                                                  organization costs of $500
(2) April 22, 1998 to        46 shareholders (listed under "Selling            5,000 each/               $50.00 each/
August 26, 1998              Security Holders")                               230,000 total              $2,300 total
(3) April 23, 2001           Jeffery P. Frazier                                 1,000,000                 $10,000(1)
(4) April 23, 2001           Terrie L. Pham                                     1,000,000                 $10,000(1)
(5) April 25, 2001           Gary J. Grieco                                     1,000,000                 $10,000(1)
(6) April 30, 2001           3 shareholders                                   100,000 each/              $1,000 each/
                                                                              300,000 total             $3,000 total(1)

                                                            II-1



(7) June 7, 2001             Gary J. Grieco                                      250,000                  $25,000(1)
(8) June 7, 2001             Mallard Management Inc.                             250,000                  $25,000(1)
(9) June 7, 2001             Harvey M. Burstein                                  250,000                  $25,000(1)
(10) June 28, 2001           The Hedge Fund, LLC                                 360,000                   $90,000
(11) Dec. 1, 2001            U. S. Capital Growth Fund, L.L.C.                   250,000                  $25,000(1)
                             (principal, Kevin Luetje)
(12) Jan. 14, 2002           Smania Francesco (Verona, Italy)                    100,000                  $15,000(1)

(13) Jan. 14, 2002           Baciga Marino (Verona, Italy)                       100,000                  $15,000(1)
(14) Dec. 18, 2003           Lior Bregman                                        300,000                   $150,000
(15) Dec. 18, 2003           Liberty View Capital                                300,000                   $150,000
(16) Jan. 26, 2004           Orrie Lee Tawes                                     25,000                    $150,000
(17) Jan. 28, 2004           Sensus LLC (James V. Pizzo)                         11,000                     $66,000
(18) Jan. 28, 2004           Jacob W. Doft                                        5,000                     $30,000
(19) Feb. 4, 2004            Pudding Hill Partners (Marc Roberts)                 6,000                     $36,000
(20) Feb. 19, 2004           1st Trust & Company FBO James Pizzo IRA
                                                                                  3,500                     $21,000
(21) Feb. 24, 2004           Stephan W. Kim and Sumi Lee Kim JTWROS
                                                                                  7,000                     $42,000
(22) Mar. 4, 2004            Lincoln Partners Group, LLC                          8,334                     $50,004
(23) Mar. 10, 2004           Lior Bregman                                        25,000                    $150,000
(24) Mar. 11, 2004           Dolphin Direct Equity Partners, LP                  66,667                    $400,002
(25) Mar. 12, 2004           Donald Hyams                                         5,000                    $30,000
(26) Mar. 15, 2004           Royal Miles Corp.                                    8,334                    $50,004
(27) Mar. 20, 2004           Orrie Lee Tawes                                      3,498                    $20,988
(28) Mar. 23, 2004           Peter S. Rawlings   9,000 $54,000
(29) June 1, 2004            Allen Wiggers                                       50,000                    $50,000
(30) June 18, 2004           David Lanter                                        75,000                    $75,000
(31) August 4, 2004          Gerald W. & Diana B. Smith                          50,000                    $50,000
(32) August 6, 2004          Star Realty Investments, LLC                        10,000                    $10,000
(33) August 6, 2004          Fishing Buddies, LLC                                10,000                    $10,000

* Mr. George Andrews (deceased), the sole officer and director of the Registrant until April of 2001, was the sole director and a 50% shareholder of Corporate
Management Services, Inc. Mr. Andrews was also a selling security holder.
(1) Repurchased and cancelled effective September 2002.


     The sales by the Registrant listed in lines (1) and (2) were made pursuant to Section 4(2) of the Securities Act of 1933. 23 of the purchasers listed in lines (1) and (2) were "accredited investors" as defined in Rule 501 of Regulation D and represented their status as such to the Registrant in writing.
The sales by the Registrant listed in lines (3) through (13) were made pursuant to Section 4(2) and Rule 506 of Regulation D adopted under the Securities Act of
1933. All of the purchasers listed in lines (3) through (28) are "accredited investors" as defined in Rule 501 of Regulation D and represented their status as such to the Registrant in writing.

     No underwriter or selling or placement agent was involved in any of the transactions described in lines (1) through (28) above except Nos. (12) and
(13). A finders fee of approximately $1,500 was paid to a non-U.S. finder with respect to the overseas sales listed in lines (12) and (13).

     All of the individuals and/or entities listed above that purchased the unregistered securities were all known to the Registrant and its management through pre-existing business or personal relationships, as long standing business associates, friends, employees, relatives or members of the immediate family of management or other shareholders. All purchasers were provided access to the material information which they requested and all information necessary to verify such information, and were afforded access to management of the

                                      II-2

Registrant in connection with their purchases. All purchasers of the unregistered securities acquired such securities for investment and not with a view toward distribution, acknowledging such intent to the Registrant.

Item 27.  Exhibits.

The following exhibits are filed as part of Registrant's Registration Statement on Form SB-2:

Exhibit
   No.                                 Description
-------                                -----------

3.1            Articles of Incorporation (incorporated by reference to Exhibit
               2.1 to Registrant's Registration Statement on Form 10-SB filed with the Commission on September 13, 1999).

3.2 First Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the Form 8-K filed August 16, 2001).

3.3            Amended and Restated Bylaws (incorporated by reference to Exhibit
               3.2 of the Form 8-K filed August 16, 2001).

4.1            Designation of Rights of Series A Preferred Stock**

5.1            Opinion of Ballard Spahr Andrews & Ingersoll, LLP*

10.1 Agreement for the Purchase of Common Stock dated as of February 27, 2001, and effective as of March 3, 2001, by and between Corporate Management Services, Inc., Bail Corporation and Charles
               A. Ross, Sr. (incorporated by reference herein to Exhibit 7.1 of the Form 8-K filed March 9, 2001).

10.2 Mutual Release dated as of April 30, 2001, between Bail Corporation and Corporate Management Services, Inc. (incorporated by reference herein to Exhibit 10.2 of the Registrant's 10-KSB for the period ended March 31, 2001).

10.3 Agreement dated June 22, 2001, between Bail Corporation, TCC Royalty Corp. and Austin Exploration L.L.C. regarding Shiloh Project / Cherokee Basin Coalbed Methane (incorporated by reference herein to Exhibit 10.3 of the Registrant's 10-KSB for the period ended March 31, 2001).

10.4           Form of Oil and Gas Lease*

10.5 Employment Agreement dated as of April 1, 2002, between Vista Exploration Corporation and Charles A. Ross, Sr.*

10.6 First Amendment to Employment Agreement between Vista Exploration Corporation and Charles A. Ross, Sr. dated as of June 1, 2002 (incorporated by reference herein to Exhibit 10.6 of the Registrant's 10-KSB for the period ended March 31, 2002).

10.7 Agreement and Plan of Merger with ICOP Digital (incorporated by reference to Exhibit 2.1 to Form 8-K filed for event dated January 13, 2004, file 000-27321.

10.8           McCoy Stock Purchase Agreement (incorporated by reference to
               Exhibit 10.5 to Form 10-KSB for period ended December 31, 2003 (file 000-27321).

23.1           Consent of Cordovano & Harvey, P.C.**

23.2 Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5.1)*

----------------------------
* Previously filed.
** Filed herewith.

Item 28.  Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereto) which, individually or the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on September 7, 2004.

                                            VISTA EXPLORATION CORPORATION


                                            By:  /s/  David C. Owen
                                               --------------------------------
                                                      David C. Owen,
                                                      Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                           Title                      Date
-----------------------------     -----------------------       ------------



/s/ Charles A. Ross, Sr.          Director                    September 7, 2004
-----------------------------                                 -----------------
Charles A. Ross, Sr.


/s/ David C. Owen                 Director                    September 7, 2004
-----------------------------                                 -----------------
David C. Owen


/s/ Roger L. Mason                Director                    September 7, 2004
-----------------------------                                 -----------------
Roger L. Mason


/s/ John C. Garrison              Chief Financial Officer     September 7, 2004
-----------------------------                                 ------------------
John C. Garrison

                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                               ------------------


                                    EXHIBITS

                                       TO

                                    FORM SB-2

                             REGISTRATION STATEMENT

                                      UNDER

                     THE SECURITIES ACT OF 1933, AS AMENDED



                          VISTA EXPLORATION CORPORATION
                   -------------------------------------------
                  (Name of Company as specified in its charter)

                          VISTA EXPLORATION CORPORATION

                        FORM SB-2 REGISTRATION STATEMENT

                                  EXHIBIT INDEX

     The following exhibits are filed as part of Registrant's Registration Statement on Form SB-2:

Exhibit
   No.                               Description
-------                              -----------
3.1            Articles of Incorporation (incorporated by reference to Exhibit
               2.1 to Registrant's Registration Statement on Form 10-SB filed with the Commission on September 13, 1999).

3.2 First Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the Form 8-K filed August 16, 2001).

3.3            Amended and Restated Bylaws (incorporated by reference to Exhibit
               3.2 of the Form 8-K filed August 16, 2001).

4.1            Designation of Rights of Series A Preferred Stock**

5.1            Opinion of Ballard Spahr Andrews & Ingersoll, LLP*

10.1 Agreement for the Purchase of Common Stock dated as of February 27, 2001, and effective as of March 3, 2001, by and between Corporate Management Services, Inc., Bail Corporation and Charles
               A. Ross, Sr. (incorporated by reference herein to Exhibit 7.1 of the Form 8-K filed March 9, 2001).

10.2 Mutual Release dated as of April 30, 2001, between Bail Corporation and Corporate Management Services, Inc. (incorporated by reference herein to Exhibit 10.2 of the Registrant's 10-KSB for the period ended March 31, 2001).

10.3 Agreement dated June 22, 2001, between Bail Corporation, TCC Royalty Corp. and Austin Exploration L.L.C. regarding Shiloh Project / Cherokee Basin Coalbed Methane (incorporated by reference herein to Exhibit 10.3 of the Registrant's 10-KSB for the period ended March 31, 2001).

10.4           Form of Oil and Gas Lease*

10.5 Employment Agreement dated as of April 1, 2002, between Vista Exploration Corporation and Charles A. Ross, Sr.*

10.6 First Amendment to Employment Agreement between Vista Exploration Corporation and Charles A. Ross, Sr. dated as of June 1, 2002 (incorporated by reference herein to Exhibit 10.6 of the Registrant's 10-KSB for the period ended March 31, 2002).

10.7 Agreement and Plan of Merger with ICOP Digital (incorporated by reference to Exhibit 2.1 to Form 8-K filed for event dated January 13, 2004, file 000-27321.

10.8           McCoy Stock Purchase Agreement (incorporated by reference to
               Exhibit 10.5 to Form 10-KSB for period ended December 31, 2003 (file 000-27321).

23.1           Consent of Cordovano & Harvey, P.C.**

23.2 Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5.1)*

----------------------------
* Previously filed.
** Filed herewith.